Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-159479

Maximum
		Offering	Maximum	Amount of
Title of Each Class of	Amount to be	Price Per	Aggregate	Registration
Securities Offered	Registered (1)	Unit	Offering Price	Fee (2)

% Convertible Senior Notes due 2014	$402,500,000	100%	$402,500,000	$22,460

(1)	Includes principal amount of notes which may be purchased by the underwriters to cover over-allotments, if any.
(2)	The filing fee of $22,460 is calculated in accordance with Rule 457(f) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 26, 2009)

$350,000,000

Allegheny Technologies Incorporated

4.25% Convertible Senior Notes due 2014

The notes will bear interest at the rate of 4.25% per year. Interest on the notes is payable semiannually in arrears on June 1 and December 1 each year, beginning on December 1, 2009. The notes will mature on June 1, 2014 unless earlier repurchased or converted.

Holders may convert their notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date for the notes. The initial conversion rate for the notes will be 23.9263 shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $41.795 per share of common stock. Such conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest.

Following certain corporate transactions, we will increase the applicable conversion rate for a holder that elects to convert its notes in connection with such corporate transaction by a number of additional shares of our common stock as described in this prospectus supplement.

We may not redeem the notes prior to their stated maturity date. If we undergo a fundamental change, holders may require us to repurchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the repurchase date.

The notes will not be listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “ATI.” On May 27, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $32.15 per share.

The notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness.

Concurrent with the offering of notes pursuant to this prospectus supplement, we are also offering by a separate prospectus supplement $350 million aggregate principal amount of 9.375% Senior Notes due 2019. On May 26, 2009, we announced that we had commenced a cash tender offer to purchase any and all of our outstanding 8.375% Notes due 2011, of which $300 million in aggregate principal amount was outstanding as of March 31, 2009, at a purchase price of $1,060 per $1,000 principal amount of 8.375% notes plus accrued and unpaid interest.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	100%	$350,000,000
Underwriting Discount	3%	$10,500,000
Proceeds to Allegheny Technologies (before expenses)	97%	$339,500,000

Interest on the notes will accrue from June 2, 2009.

We have granted the underwriters an option to purchase from us within 30 days after the date of this prospectus supplement up to an additional $52,500,000 principal amount of notes, solely to cover over-allotments, if any.

We expect delivery of the notes will be made to investors in book-entry form through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, societé anonyme, and Euroclear Bank, S.A./N.V., on or about June 2, 2009.

Joint Book-Running Managers

J.P.Morgan	Citi

Joint Lead Manager
Merrill Lynch & Co.

Senior Co-Managers

PNC Capital Markets LLC	Credit Suisse	Goldman, Sachs & Co.
Mitsubishi UFJ Securities	Morgan Stanley	Wachovia Securities

Co-Managers

BNY Mellon Capital Markets, LLC	HSBC

The date of this prospectus supplement is May 27, 2009

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates on the front covers of these documents.

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FORWARD LOOKING STATEMENTS

You should carefully review the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. In this prospectus supplement and the accompanying prospectus, statements that are not reported financial results or other historical information are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions in connection with any discussion of future operating or financial performance.

We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 and any of our subsequently filed Quarterly Reports on Form 10-Q and “Risk Factors” could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus supplement and the accompanying prospectus or that we otherwise make. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including credit market conditions and related issues, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, medical and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports filed with the Securities and Exchange Commission (the “SEC”). Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.

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WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s internet address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and our reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our Internet website is www.alleghenytechnologies.com. Information contained on our website is not part of, and should not be construed as being incorporated by reference into, this prospectus supplement and the accompanying prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus supplement and the accompanying prospectus except to the extent updated and superseded by information contained in this prospectus supplement and the accompanying prospectus. Some information that we file with the SEC after the date of this prospectus supplement and until we sell all of the securities covered by this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities covered by this prospectus supplement, including between the date of this prospectus supplement and the date on which the offering of the securities under this prospectus supplement is terminated, except as noted in the paragraph below:

Our SEC Filings (File No. 1-12001)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2008
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2009
Current Reports on Form 8-K	January 16, February 24, April 22 and May 26, 2009
Registration Statement on Form 8-A	July 30, 1996

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or into this prospectus supplement or the accompanying prospectus.

Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract, agreement or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. For a more complete understanding and description of each such contract, agreement or other document, we urge you to read the documents contained in the exhibits to the registration statement of which the accompanying prospectus is a part.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement and the accompanying prospectus will be deemed to be modified or

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superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus supplement or the accompanying prospectus. Requests should be directed to: Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479, Attention: Corporate Secretary; telephone number: (412) 394-2800. You also may review a copy of the registration statement and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet site.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement. Because the following is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before deciding whether to invest in the notes. References to “Allegheny Technologies”, “ATI”, the “Company”, “we”, “our” and “us” and similar terms means Allegheny Technologies Incorporated and its subsidiaries, unless the context otherwise requires.

Allegheny Technologies Incorporated

We are one of the largest and most diversified specialty metals producers in the world. We use innovative technologies to offer global markets a wide range of specialty metals solutions. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, zirconium, hafnium and niobium, stainless and specialty steel alloys, grain-oriented electrical steel, tungsten-based materials and cutting tools and carbon alloy impression die forgings and large grey and ductile iron castings. Our specialty metals are produced in a wide range of alloys and product forms and are selected for use in applications that demand metals having exceptional hardness, toughness, strength, resistance to heat, corrosion or abrasion, or a combination of these characteristics. Our specialty metals serve a range of end markets on a global basis, including aerospace and defense, the chemical process industry and oil and gas industry, electrical energy and medical device products. For the year ended December 31, 2008, we generated total sales of approximately $5.3 billion and net income attributable to ATI of $565.9 million through three business segments: High Performance Metals, Flat-Rolled Products and Engineered Products.

High Performance Metals Segment

Our High Performance Metals segment, which generated 37% of our total sales for the year ended December 31, 2008, produces, converts and distributes a wide range of high performance alloys, including nickel- and cobalt-based alloys and superalloys, titanium and titanium-based alloys, exotic metals such as zirconium, hafnium, niobium, nickel-titanium, and their related alloys, and other specialty metals, primarily in long product forms such as ingot, billet, bar, rod, wire, seamless tube and castings. We are fully integrated from raw materials (sponge) to melt, remelt, and finish processing in our titanium and titanium alloy, and zirconium and hafnium alloy products. The major end markets served by our High Performance Metals segment are aerospace and defense, chemical process industry, oil and gas, electrical energy and medical. Most of the products in our High Performance Metals segment are sold directly to end-use customers. A significant portion of our High Performance Metals segment products are sold under multi-year agreements.

Flat-Rolled Products Segment

Our Flat-Rolled Products segment, which generated 55% of our total sales for the year ended December 31, 2008, produces, converts and distributes stainless steel, nickel-based alloys, and titanium and titanium-based alloys, in a variety of product forms, including plate, sheet, engineered strip, and Precision Rolled Strip® products, and grain-oriented electrical steel sheets. The major end markets for our Flat-Rolled Products are chemical process industry, oil and gas, electrical energy, automotive, food equipment and appliances, machine and cutting tools, construction and mining, aerospace and defense, and electronics, communication equipment and computers.

Engineered Products Segment

The principal business of our Engineered Products segment, which generated 8% of our total sales for the year ended December 31, 2008, includes the production of tungsten powder, tungsten heavy alloys, tungsten carbide materials and tungsten carbide cutting tools. We are now integrated from the raw materials (ammonium paratungstate (APT)) to the manufacture of finished cutting tools. The segment also produces carbon alloy steel impression die forgings, and large grey and ductile iron castings, and provides precision metals processing services.

Our Strengths

We believe that we are well-positioned for long-term growth, profitability and cash flow generation as a result of numerous factors, including:

Leading Diversified Specialty Metals Producer.  We are a world leader in the manufacture of both high-value and commodity specialty materials products and have one of the most diversified product offerings in the specialty metals industry. We believe that our size and market positions enable us to more effectively serve the needs of our customers, further improve our cost structure through economies of scale, and position us to profitably grow our business.

Diverse End Markets.  We serve a diverse range of end markets, including aerospace and defense, chemical process industry/oil and gas, electrical energy generation and distribution, and medical. In the aerospace industry, we are a leader in the production of premium titanium alloys, nickel-based and cobalt-based alloys and superalloys, and vacuum-melted specialty alloys used in the manufacture of both commercial and military jet engines and for the production of airframe components. All of our business segments produce metals that are critical to the chemical process industry and oil and gas industry. Our specialty metals, including titanium and titanium alloys, nickel-based alloys, zirconium alloys, stainless steel alloys and other specialty alloys, have the strength and corrosion resistant properties necessary for those markets, and global demand for these materials has been increasing in recent years, particularly in growing industrial markets in Asia. We also provide advanced specialty metals used in offshore oil and gas production, including offshore piping systems and subsea oil and gas fields.

High Value-Added Product Offering and Strong Competitive Position.  We specialize in high value-added products with specific properties, such as high strength-to weight ratios, temperature resistance and corrosion resistance, tailored to the demanding requirements of our customers. For the year ended December 31, 2008, approximately 75% of our sales were derived from these high-value products.

Close, Long Standing Relationships with Blue-Chip Customers.  We believe that our focus on providing high quality products to our customers has led to long standing relationships with many of the industry leaders in the end markets we serve. We believe that we have an unsurpassed reputation with our customers for providing high quality products and customer service, as well as for timely delivery, which we believe has led to our securing two of the largest long-term supply agreements in our history.

Experienced, Committed Management Team.  Our business is managed by an experienced team of executive officers led by L. Patrick Hassey, our Chairman, President and Chief Executive Officer. Our management team includes many other experienced officers in key functional areas, including operations, sales, marketing, accounting, finance, and legal. Our executive officers and other members of our management team are committed to growing our business, reducing costs, and pursuing other initiatives to deliver sustained growth in earnings and cash flow generation.

Business Strategy

We intend to build upon our competitive strengths to continue our growth through the execution of our focused business strategy.

Focus on New Product Innovation and Technological Leadership.  We maintain our commitment to technological leadership in the specialty metals industry, and regularly introduce new alloys to better serve our customers. Our recent new product initiatives include the Allvac® 718 Plus® alloy, which exceeds operating temperature capability of the standard 718 alloy allowing engine manufacturers to improve fuel efficiency; ATI® 425 titanium, an innovative patented titanium alloy that is a cost effective alternative to the most commonly used high-strength titanium alloy; and OmegaBondtm, an advanced tubing technology designed to drastically reduce corrosion and erosion in urea strippers.

Maintain Emphasis on Continuous Operational Improvement.  We believe that we operate some of the most efficient specialty materials manufacturing facilities in the industry. We believe we have a culture of operational excellence and benefit from continuous cost-cutting initiatives. We continue to realize success from the ATI Business System, which was implemented in 2004 to help institute lean manufacturing practices throughout our operations. In addition to improved safety performance and approximately $134 million in gross cost reductions achieved in 2008, another result of our ATI Business System efforts has been a further improvement in managed working capital.

Expand Our Global Presence.  Approximately 28% of our sales in 2008 came from markets outside the United States which we believe have attractive growth prospects. We plan to expand our international presence through the utilization of our international assets and the pursuit of strategic opportunities that are consistent with our business strategy. Examples of our successful international alliances include Shanghai STAL Precision Stainless Steel Company Limited (STAL), our Precision Rolled Strip® products joint venture in China, and Uniti LLC, a U.S.-based industrial titanium joint venture with a Russian producer of titanium.

Enhance and Expand Our Manufacturing Capabilities and Capacity.  Demand for our products from the aerospace and defense and chemical process industry and oil and gas, electrical energy, and medical markets increased significantly over the last several years. We are currently undertaking a multi-phase program to enhance and expand our capabilities and capacities to produce premium specialty metals aimed at these strategic markets. Over the last four years we have invested approximately $1.3 billion of internally generated funds to renew and expand our annual titanium sponge production capabilities to approximately 46 million pounds; expand our premium titanium alloy melt and remelt capacity; expand our nickel-based alloy and superalloy melt and remelt capacity; expand our titanium and specialty alloy plate capacity; and expand our premium titanium and nickel-based superalloy forging capacity. We are also investing approximately $1.16 billion in a new advanced specialty metals hot rolling and processing facility that is designed to produce exceptional quality, thinner, and wider, hot-rolled coils at reduced costs. We believe that these investments will strengthen and enhance ATI’s leadership position in the production of high technology specialty metals.

Pursue Disciplined Growth Initiatives.  We continue to selectively pursue a disciplined program of organic and external growth opportunities, including strategic acquisitions, partnerships and alliances that we believe have the potential to expand our product offerings and improve our competitiveness. We believe that our high value-added products and strong customer relationships position us well to identify, evaluate and selectively pursue growth-enhancing, high-return investments in related product areas and markets on a global basis. We believe that we can successfully leverage our existing customer relationships, reputation for quality and service and leading technological capabilities to expand into complementary products, as well as further build upon our existing businesses.

Concurrent Senior Note Offering and Tender Offer

Concurrent with the offering of the notes being offered pursuant to this prospectus supplement, we are also offering by separate prospectus supplement $350 million aggregate principal amount of our 9.375% Senior Notes due 2019, which we refer to as the “senior notes offering” and the “senior notes.”

In addition, in order to provide us with additional flexibility, we also are proposing to enter into an amendment to our revolving credit agreement that would, among other things, change the financial covenants that we are required to observe. Under our current revolving credit facility, we are required to maintain a leverage ratio (consolidated total indebtedness divided by consolidated earnings before interest, taxes and depreciation and amortization) of not greater than 3.25 and an interest coverage ratio (consolidated earnings before interest, taxes and non-cash non-recurring items divided by interest expense) of not less than 2.0. Under the proposed amended revolving credit facility, the leverage ratio would be determined by dividing consolidated total indebtedness minus the sum of cash and certain investments in excess of $50 million by consolidated earnings before interest, taxes and depreciation and amortization, and the interest coverage ratio would be determined by dividing consolidated earnings before interest, taxes, non-cash non-recurring items and non-cash pension expense by interest expense.

On May 26, 2009, we announced that we had commenced a cash tender offer, which we refer to as the “tender offer,” to purchase any and all of our outstanding 8.375% Notes due 2011 (which we refer to as the “8.375% notes”), of which $300 million in aggregate principal amount were outstanding as of March 31, 2009, at a purchase price of $1,060 per $1,000 principal amount of 8.375% notes plus accrued and unpaid interest. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on June 3, 2009 and is subject to the satisfaction of certain conditions, including the completion of the concurrent senior notes offering, on terms satisfactory to us. Completion of the senior notes offering is not conditioned upon any minimum level of acceptance in the tender offer. Neither this offering nor the senior notes offering is conditioned upon completion of the other offering.

We expect to fund the purchase of the 8.375% notes in the tender offer with the net proceeds from the senior notes offering. If any condition of the tender offer is not satisfied, we are not obligated to accept for purchase, or to pay for, any of the 8.375% notes tendered and may delay the acceptance for payment of any tendered notes, in each event subject to applicable laws. We also may terminate, extend or amend the tender offer and may postpone the acceptance for purchase of, and payment for, the 8.375% notes tendered.

This prospectus supplement and the accompanying prospectus are not an offer to purchase the 8.375% notes or an offer to sell the senior notes, or any other securities. The offering of the senior notes is made only by the prospectus supplement related thereto, and the tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal, each dated as of May 26, 2009, as the same may be amended or supplemented.

The Offering

Issuer	Allegheny Technologies Incorporated, a Delaware corporation.

Notes Offered	$350 million aggregate principal amount of 4.25% Convertible Senior Notes due 2014. We have also granted the underwriters an option to purchase within 30 days after the date of this prospectus supplement up to an additional $52.5 million aggregate principal amount of notes, solely to cover over-allotments, if any.

Maturity	June 1, 2014.

Interest Payment Dates	June 1 and December 1 of each year, beginning on December 1, 2009.

Ranking	The notes will be:

• our unsecured senior obligations;

• pari passu in right of payment with all of our existing and future senior debt; and

• senior in right of payment to all of our existing and future subordinated obligations.

After giving effect to this offering, the senior notes offering and the application of the proceeds therefrom as described under the caption “Use of Proceeds,” including to purchase our 8.375% notes pursuant to the tender offer (assuming all the outstanding 8.375% notes are purchased pursuant to the tender offer), as of March 31, 2009, we would have had an aggregate of approximately $882.8 million of indebtedness outstanding ($933.7 million if the underwriters exercise in full their option to purchase additional notes). If fewer than all the 8.375% notes are purchased in the tender offer, our indebtedness will be higher.

Optional Redemption	We may not redeem the notes prior to their stated maturity date.

Conversion Rights	Holders may convert their notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date of the notes in equal multiples of $1,000 principal amount.

The initial conversion rate for the notes will be 23.9263 shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $41.795 per share of common stock. Such conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest.

In addition, following certain corporate transactions, we will increase the applicable conversion rate for a holder who elects to convert in connection with such corporate transactions by a number of additional shares of our common stock as described under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Certain Fundamental Changes.”

Fundamental Change	Under certain circumstances following a fundamental change, we will be required to make an offer to purchase all of the notes at a purchase price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Use of Proceeds	We intend to use the net proceeds of this offering to manage our liabilities and other obligations, such as by making contributions to our defined benefit pension trust and contributions to trusts established to fund retiree medical benefits, and the balance for general corporate purposes. See “Use of Proceeds.”

Trading Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “ATI.”

Risk Factors	You should carefully consider the information set forth in the section entitled “Risk Factors” and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus in deciding whether to purchase the notes.

Governing Law	State of New York.

Summary Consolidated Financial Data

We derived the summary consolidated financial data shown below as of December 31, 2006, 2007 and 2008 and for each of the years then ended from our audited consolidated financial statements and for three-month periods ended March 31, 2008 and 2009 from our unaudited consolidated financial statements. The summary consolidated financial data for periods prior to 2009 reflect the retrospective application of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which we adopted, as required, on January 1, 2009. The unaudited financial statements from which we derived this data were prepared on the same basis as the audited consolidated financial data and include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our results of operations and financial condition as of the periods presented. The results of operations for interim periods are not necessarily indicative of the operating results for any future period. You should read the following financial information in conjunction with “Selected Consolidated Financial Data” appearing elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

							Three Months Ended
	Year Ended December 31,						March 31,
	2006		2007		2008		2008		2009
	(Dollars in millions)
							(Unaudited)

Statement of income data:
Sales:
High Performance Metals	$1,806.6		$2,067.6		$1,944.9		$481.0		$387.9
Flat-Rolled Products	2,697.3		2,951.9		2,909.1		746.9		378.2
Engineered Products	432.7		433.0		455.7		115.5		65.5

Total sales	4,936.6		5,452.5		5,309.7		1,343.4		831.6
Operating profit (loss):
High Performance Metals	657.2		729.1		539.0		131.4		54.3
Flat-Rolled Products	356.1		512.0		385.0		102.9		7.7
Engineered Products	56.7		32.1		20.9		5.7		(6.1)

Total operating profit	1,070.0		1,273.2		944.9		240.0		55.9
Income before income taxes and cumulative effect of change in accounting principle	880.7		1,154.1		867.7		221.6		0.3
Net income attributable to ATI	574.1		747.1		565.9		142.0		5.9
Balance sheet data (at end of period):
Working capital	$1,344.8		$1,544.7		$1,235.5		$1,486.9		$1,200.3
Total assets	3,280.5		4,095.6		4,170.4		4,276.4		4,033.3
Long-term debt	529.9		507.3		494.6		503.5		488.8
Total debt	553.6		528.2		509.8		524.4		503.5
Cash and cash equivalents	502.3		623.3		469.9		468.0		506.0
Stockholders’ equity	1,540.4		2,279.2		2,029.0		2,346.3		2,022.3
Cash flow information:
Cash flow provided by operating activities	$303.3		$701.5		$754.5		$66.0		$168.9
Cash flow used in investing activities	(235.8)		(451.7)		(513.9)		(111.7)		(109.2)
Cash flow provided by (used in) financing activities	72.1		(128.8)		(394.0)		(109.6)		(23.6)
Other Data:
Ratio of earnings to fixed charges(1)	18.1	x	25.0	x	19.4	x	20.1	x	1.8	x
EBITDA(2)	$966.9		$1,257.0		$986.5		$248.9		$32.6

(1)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before income tax provision (benefit) and cumulative effect of change in accounting principle plus (income) loss recognized on less than fifty percent owned persons plus fixed charges less capitalized interest. “Fixed charges” consist of interest expense, the portion of rents deemed to be interest, capitalized interest and amortization of debt expense.

(2)	We define EBITDA as income (loss) before income taxes and cumulative effect of change in accounting principle plus depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure of performance relative to other companies. We have presented EBITDA in this prospectus supplement solely as a supplemental disclosure because we believe it allows for a more complete analysis of our results of operations. We believe that EBITDA is useful to investors because EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and capital expenditures. EBITDA is not intended to represent, and should not be considered more meaningful than, or as an alternative to, a measure of operating performance as determined in accordance with generally accepted accounting principles. This definition of EBITDA will differ from the amounts calculated under the definition of EBITDA that will be contained in our amended revolving credit facilities. We do not intend to provide EBITDA information for future periods in earnings press releases, filings with the SEC or in response to inquiries. EBITDA is calculated as follows:

				Three Months Ended
	Year Ended December 31,			March 31,
	2006	2007	2008	2008	2009
	(Dollars in millions)

Income before income taxes and cumulative effect of change in accounting principle	$880.7	$1,154.1	$867.7	$221.6	$0.3
Depreciation and amortization	86.2	102.9	118.8	27.3	32.3

EBITDA	$966.9	$1,257.0	$986.5	$248.9	$32.6

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the risks described below and other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement, before making an investment decision. The risks and uncertainties described below, in the accompanying prospectus and in the documents incorporated by reference are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and financial performance. Should one or more of any of these risks materialize, our business, financial condition or results of operations could be materially adversely affected. This could cause a decline in the trading price of our securities, and you could lose all or part of your investment.

Risks Relating to Our Business

Cyclical Demand for Products.

The cyclical nature of the industries in which our customers operate causes demand for our products to be cyclical, creating potential uncertainty regarding future profitability. Various changes in general economic conditions may affect the industries in which our customers operate. These changes could include decreases in the rate of consumption or use of our customers’ products due to economic downturns. Other factors that may cause fluctuation in our customers’ positions are changes in market demand, lower overall pricing due to domestic and international overcapacity, currency fluctuations, lower priced imports and increases in use or decreases in prices of substitute materials. As a result of these factors, our profitability has been and may in the future be subject to significant fluctuation.

Worldwide economic conditions have recently deteriorated significantly and may remain depressed, or could worsen, in the foreseeable future. These conditions have had, and may continue to have, a material adverse effect on demand for our customers’ products and, in turn, on demand for our products. If these conditions persist or worsen, our results of operations and financial condition could be materially adversely affected.

Product Pricing.

From time-to-time, reduced demand, intense competition and excess manufacturing capacity have resulted in reduced prices, excluding raw material surcharges, for many of our products. These factors have had and may have an adverse impact on our revenues, operating results and financial condition.

Although inflationary trends in recent years have been moderate, during most of the same period certain critical raw material costs, such as nickel, titanium sponge, chromium, and molybdenum and scrap containing iron, nickel, titanium, chromium, and molybdenum have been volatile and at historically high levels. While we have been able to mitigate some of the adverse impact of rising raw material costs through raw material surcharges or indices to customers, rapid increases in raw material costs may adversely affect our results of operations.

We change prices on certain of our products from time-to-time. The ability to implement price increases is dependent on market conditions, economic factors, raw material costs and availability, competitive factors, operating costs and other factors, some of which are beyond our control. The benefits of any price increases may be delayed due to long manufacturing lead times and the terms of existing contracts.

Risks Associated with Commercial Aerospace.

A significant portion of the sales of our High Performance Metals segment represents products sold to customers in the commercial aerospace industry. The commercial aerospace industry has historically been cyclical due to factors both external and internal to the airline industry. These factors include general economic conditions, airline profitability, consumer demand for air travel, varying fuel and labor costs, price competition, and international and domestic political conditions such as military conflict and the threat of terrorism. The length and degree of cyclical fluctuation are influenced by these factors and therefore are difficult to predict with certainty. Demand for our products in this segment is subject to these cyclical trends. For example, the average price per pound for our titanium mill products was $11.89 for the period 2002 through 2004, $22.75 in 2005, $33.83 in 2006, $30.14 in 2007 and $25.60 in 2008, and the average price per pound for our nickel-based and specialty alloys was $7.19 for the period 2002 through 2004, $11.25 in 2005, $14.35 in 2006, $19.16 in 2007 and $18.14 in 2008. A downturn in the commercial aerospace industry has had, and may in the future have, an adverse effect on the prices at which we are able to sell these and other products, and our results of operations, business and financial condition could be materially adversely affected.

Risks Associated with Strategic Capital Projects.

From time-to-time, we undertake strategic capital projects in order to enhance, expand and/or upgrade our facilities and operational capabilities. For instance, in 2006, 2007, and 2008 we announced major expansions of our titanium and premium-melt nickel-based alloy, superalloy and specialty alloy production capabilities and a new advanced specialty metals hot rolling and processing facility. Our ability to achieve the anticipated increased revenues or otherwise realize acceptable returns on these investments or other strategic capital projects that we may undertake is subject to a number of risks, many of which are beyond our control, including a variety of market, operational, permitting, and labor related factors. In addition, the cost to implement any given strategic capital project ultimately may prove to be greater than originally anticipated. If we are not able to achieve the anticipated results from the implementation of any of our strategic capital projects, or if we incur unanticipated implementation costs, our results of operations and financial position may be materially adversely affected.

Dependence on Critical Raw Materials Subject to Price and Availability Fluctuations.

We rely to a substantial extent on third parties to supply certain raw materials that are critical to the manufacture of our products. Purchase prices and availability of these critical raw materials are subject to volatility. At any given time we may be unable to obtain an adequate supply of these critical raw materials on a timely basis, on price and other terms acceptable, or at all.

If suppliers increase the price of critical raw materials, we may not have alternative sources of supply. In addition, to the extent that we have quoted prices to customers and accepted customer orders for products prior to purchasing necessary raw materials, or have existing contracts, we may be unable to raise the price of products to cover all or part of the increased cost of the raw materials.

The manufacture of some of our products is a complex process and requires long lead times. As a result, we may experience delays or shortages in the supply of raw materials. If unable to obtain adequate and timely deliveries of required raw materials, we may be unable to timely manufacture sufficient quantities of products. This could cause us to lose sales, incur additional costs, delay new product introductions, or suffer harm to our reputation.

We acquire certain important raw materials that we use to produce specialty materials, including nickel, chromium, cobalt, and titanium sponge, from foreign sources. Some of these sources operate in countries that may be subject to unstable political and economic conditions. These conditions may disrupt supplies or affect the prices of these materials.

Volatility of Raw Material Costs.

The prices for many of the raw materials we use have been extremely volatile. Since we value most of our inventory utilizing the last-in, first-out (LIFO) inventory costing methodology, a rapid rise in raw material costs has a negative effect on our operating results. Under the LIFO inventory valuation method, changes in the cost of raw materials and production activities are recognized in cost of sales in the current period even though these material and other costs may have been incurred at significantly different values due to the length of time of our production cycle. For example, in 2008 and 2007, the effect of falling raw material costs on our LIFO inventory valuation method resulted in cost of sales which were $169.0 million and $92.1 million, respectively, lower than have been recognized had we utilized the first-in, first-out (FIFO) methodology to value our inventory. Conversely in 2006, the increase in raw material costs on the LIFO inventory valuation method resulted in cost of sales which was $197.0 million higher than would have been recognized if we utilized the FIFO methodology to value our inventory. In a period of rising raw material prices, cost of sales expense recognized under LIFO is generally higher than the cash costs incurred to acquire the inventory sold. However, in a period of declining raw material prices, cost of sales recognized under LIFO is generally lower than cash costs incurred to acquire the inventory sold.

Availability of Energy Resources.

We rely upon third parties for our supply of energy resources consumed in the manufacture of our products. The prices for and availability of electricity, natural gas, oil and other energy resources are subject to volatile market conditions. These market conditions often are affected by political and economic factors beyond our control. Disruptions in the supply of energy resources could temporarily impair the ability to manufacture products for customers. Further, increases in energy costs, or changes in costs relative to energy costs paid by competitors, has and may continue to adversely affect our profitability. To the extent that these uncertainties cause suppliers and customers to be more cost sensitive, increased energy prices may have an adverse effect on our results of operations and financial condition.

Risks Associated with Environmental Matters.

We are subject to various domestic and international environmental laws and regulations that govern the discharge of pollutants and disposal of wastes, and which may require that we investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations. We could incur substantial cleanup costs, fines and civil or criminal sanctions, third party property damage or personal injury claims as a result of violations or liabilities under these laws or non-compliance with environmental permits required at our facilities. We are currently involved in the investigation and remediation of a number of our current and former sites as well as third party sites.

With respect to proceedings brought under the federal Superfund laws, or similar state statutes, we have been identified as of December 31, 2008 as a potentially responsible party (PRP) at approximately 35 of such sites, excluding those at which we believe we have no future liability. Our involvement is limited or de minimis at approximately 27 of these sites, and the potential loss exposure with respect to any of the remaining 8 individual sites is not considered to be material.

We are a party to various cost-sharing arrangements with other PRPs at the sites. The terms of the cost-sharing arrangements are subject to non-disclosure agreements as confidential information. Nevertheless, the cost-sharing arrangements generally require all PRPs to post financial assurance of the performance of the obligations or to pre-pay into an escrow or trust account their share of anticipated site-related costs. In addition, the Federal government, through various agencies, is a party to several such arrangements.

We believe that we operate our businesses in compliance in all material respects with applicable environmental laws and regulations. However, from time-to-time, we are a party to lawsuits and other proceedings involving alleged violations of, or liabilities arising from, environmental laws. When our liability is probable and we can reasonably estimate our costs, we record environmental liabilities in our financial statements. In many cases, we are not able to determine whether we are liable, or if liability is probable, to reasonably estimate the loss or range of loss. Estimates of our liability remain subject to additional uncertainties, including the nature and extent of site contamination, available remediation alternatives, the extent of corrective actions that may be required, and the participation, number and financial condition of other PRPs, as well as the extent of their responsibility for the remediation. We intend to adjust our accruals to reflect new information as appropriate. Future adjustments could have a material adverse effect on our results of operations in a given period, but we cannot reliably predict the amounts of such future adjustments. At March 31, 2009, our reserves for environmental matters totaled approximately $18 million. Based on currently available information, we do not believe that there is a reasonable possibility that a loss exceeding the amount already accrued for any of the sites with which we are currently associated (either individually or in the aggregate) will be an amount that would be material to a decision to buy or sell our securities. Future developments, administrative actions or liabilities relating to environmental matters, however, could have a material adverse effect on our financial condition or results of operations.

Risks Associated with Current or Future Litigation and Claims.

A number of lawsuits, claims and proceedings have been or may be asserted against us relating to the conduct of our currently and formerly owned businesses, including those pertaining to product liability, patent infringement, commercial, government contracting work, employment, employee benefits, taxes, environmental, health and safety and occupational disease, and stockholder matters. Due to the uncertainties of litigation, we can give no assurance that we will prevail on all claims made against us in the lawsuits that we currently face or that additional claims will not be made against us in the future. While the outcome of litigation cannot be predicted with certainty, and some of these lawsuits, claims or proceedings may be determined adversely to us, we do not believe that the disposition of any such pending matters is likely to have a material adverse effect on our financial condition or liquidity, although the resolution in any reporting period of one or more of these matters could have a material adverse effect on our results of operations for that period. Also, we can give no assurance that any other matters brought in the future will not have a material adverse effect on our financial condition, liquidity or results of operations.

Labor Matters.

We have approximately 9,600 full-time employees. A portion of our workforce is covered by various collective bargaining agreements, principally with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (the “USW”), including: approximately 2,745 Allegheny Ludlum production, office and maintenance employees covered by collective bargaining agreements, which are effective through June 2011; approximately 390 Allvac Albany, Oregon (Oremet) employees covered by a collective bargaining agreement, which is effective through June 2011; approximately 650 Wah Chang employees covered by a collective bargaining agreement, which is effective through March 2013; approximately 270 employees at the Casting Service facility in LaPorte, Indiana, covered by a collective bargaining agreement, which is effective through December 2011; approximately 140 employees at our Rome Metals facilities in western Pennsylvania, covered by a collective bargaining agreement which is effective through May 2013; and approximately 250 employees at our Portland Forge facility in Portland, Indiana, covered by collective bargaining agreements with three unions which are effective through April 2013.

Generally, collective bargaining agreements that expire may be terminated after notice by the union. After termination, the union may authorize a strike. A strike by the employees covered by one or more of the collective bargaining agreements could have a materially adverse effect on our operating results. There can be no assurance that we will succeed in concluding collective bargaining agreements with the unions to replace those that expire.

Export Sales.

We believe that export sales will continue to account for a significant percentage of our future revenues. Risks associated with export sales include: political and economic instability, including weak conditions in the world’s economies; accounts receivable collection; export controls; changes in legal and regulatory requirements; policy changes affecting the markets for our products; changes in tax laws and tariffs; and exchange rate fluctuations (which may affect sales to international customers and the value of profits earned on export sales when converted into dollars). Any of these factors could materially adversely affect our results for the period in which they occur.

Risks Associated with Retirement Benefits.

Our U.S. qualified defined benefit pension plan was underfunded as of December 31, 2008. In accordance with current funding regulations, we are not required to make a contribution to this pension plan in 2009. However, we may be required to fund the U.S. defined benefit pension plan in the years beyond 2009 depending upon the value of plan investments and obligations in the future and changes in laws or regulations that govern pension plan funding. Depending on the timing and amount, a requirement that we fund our defined benefit pension plan could have a material adverse effect on our results of operations and financial condition.

Risks Associated with Acquisition and Disposition Strategies.

We intend to continue to strategically position our businesses in order to improve our ability to compete. Strategies we employ to accomplish this may include seeking new or expanding existing specialty market niches for our products, expanding our global presence, acquiring businesses complementary to existing strengths and continually evaluating the performance and strategic fit of our existing business units. From time-to-time, management holds discussions with management of other companies to explore acquisition, joint ventures, and other business combination opportunities as well as possible business unit dispositions. As a result, the relative makeup of the businesses comprising our Company is subject to change. Acquisitions, joint ventures, and other business combinations involve various inherent risks, such as: assessing accurately the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates; the potential loss of key personnel of an acquired business; our ability to achieve identified financial and operating synergies anticipated to result from an acquisition or other transaction; and unanticipated changes in business and economic conditions affecting an acquisition or other transaction. International acquisitions and other transactions could be affected by export controls, exchange rate fluctuations, domestic and foreign political conditions and a deterioration in domestic and foreign economic conditions.

Internal Controls Over Financial Reporting.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Insurance.

We have maintained various forms of insurance, including insurance covering claims related to our properties and risks associated with our operations. Our existing property and liability insurance coverages contain exclusions and limitations on coverage. From time-to-time, in connection with renewals of insurance, we have experienced additional exclusions and limitations on coverage, larger self-insured retentions and deductibles and significantly higher premiums. As a result, in the future our insurance coverage may not cover claims to the extent that it has in the past and the costs that we incur to procure insurance may increase significantly, either of which could have an adverse effect on our results of operations.

Political and Social Turmoil.

The war on terrorism and recent political and social turmoil, including terrorist and military actions and the implications of the military actions in Iraq and elsewhere, could put pressure on economic conditions in the United States and worldwide. These political, social and economic conditions could make it difficult for us, our suppliers and our customers to forecast accurately and plan future business activities, and could adversely affect the financial condition of our suppliers and customers and affect customer decisions as to the amount and timing of purchases from us. As a result, our business, financial condition and results of operations could be materially adversely affected.

Risks Associated with Government Contracts.

Some of our operating companies directly perform contractual work for the U.S. Government. Various claims (whether based on U.S. Government or Company audits and investigations or otherwise) could be asserted against us related to our U.S. Government contract work. Depending on the circumstances and the outcome, such proceedings could result in fines, penalties, compensatory and treble damages or the cancellation or suspension of payments under one or more U.S. Government contracts. Under government regulations, a company, or one or more of its operating divisions or units, can also be suspended or debarred from government contracts based on the results of investigations. Currently, there is no material portion of our business with the U.S. Government which might be subject to renegotiation of profits or termination of contracts or subcontracts at the election of the U.S. Government.

Risks Relating to the Notes

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. None of our subsidiaries initially will be required to guarantee the notes. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

The notes will be structurally subordinated to all liabilities of our subsidiaries.

The notes will initially not be guaranteed by any of our subsidiaries and are therefore structurally subordinated to the indebtedness and other liabilities of our subsidiaries. These subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we have to receive any assets of any of the subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

We may not be able to repurchase the notes upon a fundamental change.

Upon a fundamental change as defined in the indenture, we will be required to make an offer to repurchase all outstanding notes at 100% of their principal amount, plus accrued and unpaid interest. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a fundamental change repurchase offer. A failure to make the fundamental change repurchase offer or to pay the fundamental change repurchase price when due would result in a default under the indenture. The occurrence of a fundamental change would also constitute an event of default under our revolving credit facility and may constitute an event of default under the terms of the agreements governing our other indebtedness or require us to offer to repurchase such other indebtedness. See “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.”

There may be no active trading market for the notes.

The notes are a new issue of securities for which there is no established market. Accordingly, any or all of the following may occur:

•	no liquid market for the registered notes may develop;

•	you may be unable to sell your notes; or

•	the price at which you will be able to sell the notes may be lower than their principal amount or purchase price.

If a public market were to exist, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not intend to list the notes on any securities exchange or to seek approval for quotations through any automated quotation system. No active market for the notes is currently anticipated.

The notes are not protected by restrictive covenants.

Neither we nor any of our subsidiaries will be restricted by the indenture from incurring any indebtedness or other obligation, paying dividends or making distributions on our capital stock or the capital stock of any of our subsidiaries or purchasing or redeeming our capital stock or the capital stock of any of our subsidiaries. In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes” and “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Certain Fundamental Changes.”

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired on Wednesday, October 8, 2008. However, the SEC and the New York Stock Exchange have indicated that they are currently considering instituting other limitations on effecting short sales (such as the up-tick rule), and other regulatory organizations may do the same. Any future governmental actions that interfere with the ability of convertible notes investors to effect short sales on the underlying common stock could significantly affect the market value of convertible securities, including the notes.

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock into which your notes may be converted (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock into which your notes may be converted only if you receive our common stock upon conversion and only as of the date when you become an owner of the shares of our common stock upon such conversion. For example, in the event that an amendment is proposed to our charter or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the owner of the shares of our common stock due upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The market price of the notes is expected to be significantly affected by the market price of our common stock, which may continue to be volatile and will be affected by factors beyond our control.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock has been and may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding our operations, business prospects, liquidity or this offering. During the period from January 1, 2008 to May 27, 2009, our common stock has fluctuated from a high of $87.32 per share to a low of $15.00 per share. The market price of our common stock will likely continue to fluctuate in response to the factors discussed under “Risk Factors — Risks Relating to Our Business.”

The conversion rate for notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted, however, for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of certain fundamental change transactions described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes,” you have the right to require us to repurchase your notes. However, the fundamental change provisions will only afford protection to holders of notes in the event of certain transactions. Other transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the applicable conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a fundamental change, as described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes,” occurs, under certain circumstances we will increase the applicable conversion rate by a number of additional shares of our common stock for notes converted in connection with such fundamental change. The increase in the applicable conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in, or the price of our common stock over a 10 trading-day period immediately preceding the effective date of, such transaction, as described under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Certain Fundamental Changes.” The adjustment to the applicable conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the stock price for such transaction (determined as described under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions”) is greater than $150.00 per share, or if such price is less than $32.15 per share (each such price, subject to adjustment), no adjustment will be made to the applicable conversion rate.

Our obligation to increase the applicable conversion rate in connection with any such fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies. An increase in the conversion rate may be treated as a distribution subject to tax as a dividend. You should carefully consider the information under “Material U.S. Federal Income Tax Considerations.”

The fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of us.

The fundamental change purchase rights, which will allow noteholders to require us to purchase all or a portion of their notes upon the occurrence of a fundamental change, as defined in “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes,” and the provisions requiring an increase to the conversion rate for conversions in connection with fundamental changes may in certain circumstances delay or prevent a takeover of us and the removal of incumbent management that might otherwise be beneficial to investors.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of some or all of the notes may dilute the ownership interests of existing stockholders. Any sales in the public market of any of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock or a combination of cash and shares of our common stock could depress the price of our common stock.

You may be subject to tax upon an adjustment to, or a failure to adjust, the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. In addition, a failure to adjust (or adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If you are a Non-U.S Holder (as defined in “Material U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the notes. See “Description of Notes — Conversion Rights — Conversion Rate Adjustment” and “Material U.S. Federal Income Tax Considerations.” If a fundamental change occurs on or prior to the stated maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with such fundamental change. Such increase may be treated as aft distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $338.9 million ($389.8 million if the underwriters exercise their option to purchase additional notes in full) after deducting the underwriters’ discount and estimated offering expenses. We intend to use the net proceeds of this offering to manage our liabilities and other obligations, such as by making voluntary contributions to our defined benefit pension trust and voluntary contributions to trusts established to fund retiree medical benefits, and the balance for general corporate purposes.

We intend to use the net proceeds from our senior notes offering, which we estimate to be approximately $344.3 million, to fund the purchase of our 8.375% Notes due 2011 in the tender offer and for general corporate purposes. Completion of the senior notes offering is not conditioned upon any minimum level of acceptance in the tender offer. Neither this offering nor the senior notes offering is conditioned upon completion of the other offering. The outstanding 8.375% notes, which, as of March 31, 2009, totaled $300.0 million in aggregate principal amount, are schedule to mature on December 15, 2011.

Until the net proceeds from this offering and the senior notes offering are applied to the purchase of 8.375% notes, to manage our pension and retiree medical benefits liabilities or to other general corporate purposes, we may invest proceeds in short-term, investment grade interest-bearing securities or in obligations of, or guaranteed by, the U.S. government.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “ATI.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the NYSE and the dividends declared per share of our common stock.

			Cash
	Price Range of Common Stock		Dividend
	High	Low	Per Share

2007
First Quarter	$110.00	$85.10	$0.13
Second Quarter	$119.70	$99.17	$0.13
Third Quarter	$116.25	$80.00	$0.13
Fourth Quarter	$115.55	$82.59	$0.18
2008
First Quarter	$87.32	$59.00	$0.18
Second Quarter	$85.49	$58.40	$0.18
Third Quarter	$58.85	$26.60	$0.18
Fourth Quarter	$29.74	$15.00	$0.18
2009
First Quarter	$31.83	$16.92	$0.18
Second Quarter (through May 27, 2009)	$40.22	$21.22

The last reported sale price of our common stock on the New York Stock Exchange on May 27, 2009 was $32.15 per share. As of April 28, 2009, there were 98,017,737 shares of our common stock outstanding held by approximately 5,400 registered holders.

The payment of dividends, if any, and the amount of such dividends depends upon matters deemed relevant by our Board of Directors on a quarterly basis, such as our results of operations, financial condition, cash requirements, future prospects, any limitations imposed by law, credit agreements or debt securities and other factors deemed relevant and appropriate. While we have historically paid cash dividends on our common stock on a quarterly basis, no assurance can be given that we will continue to pay dividends on our common stock in a manner and amount consistent with our historic practices, or at all, in the future.

CAPITALIZATION

The following table sets forth our consolidated capitalization at March 31, 2009:

•	on an actual basis; and

•	on an as adjusted basis to reflect the issuance of notes pursuant to this offering (assuming no exercise of the underwriters’ option to purchase additional notes) and the issuance of the senior notes pursuant to the senior notes offering, and the application of the proceeds therefrom, as described in “Use of Proceeds,” and assuming that all of the 8.375% notes are tendered in the tender offer.

	As of March 31, 2009
	Actual	As Adjusted
	(Dollars in millions)

Cash and cash equivalents(1)	$506.0	$531.4

Total debt (including current portion of long-term debt):
Revolving credit facility	$—	$—
8.375% Notes due 2011, net(2)	303.9	—
9.375% Notes due 2019 (offered concurrently)(3)	—	344.3
4.25% Convertible Senior Notes due 2014 (offered hereby)(3)	—	338.9
Allegheny Ludlum 6.95% Debentures due 2025	150.0	150.0
Other debt	49.6	49.6

Total debt	503.5	882.8

Stockholders’ equity:
Preferred stock, par value $0.10; 50,000,000 shares authorized; issued — none	$—	$—
Common stock, par value $0.10; 500,000,000 shares authorized; 102,404,256 shares issued; 98,011,785 shares outstanding	10.2	10.2
Additional paid-in-capital	639.4	639.4
Retained earnings	2,260.3	2,250.8
Treasury stock, at cost; 4,392,471 shares	(211.7)	(211.7)
Accumulated other comprehensive loss, net of tax	(747.2)	(747.2)

Total ATI stockholders’ equity	1,951.0	1,941.5
Noncontrolling interests	71.3	71.3

Total equity	2,022.3	2,012.8

Total capitalization	$2,525.8	$2,895.6

(1)	The “as adjusted” cash and cash equivalents balance excludes the approximately $115 million cash tax refund expected to be realized in the third quarter of 2009 resulting from the contribution by the Company to its pension plan as described in “Use of Proceeds”.

(2)	Includes fair value adjustments for settled interest rate swap contracts of $6.2 million.

(3)	Net of estimated discounts and fees.

SELECTED CONSOLIDATED FINANCIAL DATA

We derived the selected consolidated financial data shown below as of December 31, 2008, 2007, 2006, 2005 and 2004 and for each of the years then ended from our audited consolidated financial statements and for the three month periods ended March 31, 2009 and 2008 from our unaudited consolidated financial statements. The selected consolidated financial data for periods prior to 2009 reflect the retrospective application of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which we adopted, as required, on January 1, 2009. The unaudited financial statements from which we derived this data were prepared on the same basis as the audited consolidated financial data and include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our results of operations and financial condition as of the periods presented. The results of operations for interim periods are not necessarily indicative of the operating results for any future period. You should read the following financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

	Year Ended December 31,										Three Months Ended March 31,
	2004		2005		2006		2007		2008		2008		2009
	(Dollars in millions except operating data and as otherwise indicated)
											(Unaudited)

Statement of income data:
Sales:
High Performance Metals	$794.1		$1,246.0		$1,806.6		$2,067.6		$1,944.9		$481.0		$387.9
Flat-Rolled Products	1,643.9		1,900.5		2,697.3		2,951.9		2,909.1		746.9		378.2
Engineered Products	295.0		393.4		432.7		433.0		455.7		115.5		65.5

Total sales	2,733.0		3,539.9		4,936.6		5,452.5		5,309.7		1,343.4		831.6
Operating profit (loss):
High Performance Metals	86.0		335.1		657.2		729.1		539.0		131.4		54.3
Flat-Rolled Products	67.6		159.0		356.1		512.0		385.0		102.9		7.7
Engineered Products	20.8		47.5		56.7		32.1		20.9		5.7		(6.1)

Total operating profit	174.4		541.6		1,070.0		1,273.2		944.9		240.0		55.9
Income before income taxes and cumulative effect of change in accounting principle	27.1		316.0		880.7		1,154.1		867.7		221.6		0.3
Net income attributable to ATI	21.4		362.4		574.1		747.1		565.9		142.0		5.9
Balance sheet data (at end of period):
Working capital	$670.3		$926.1		$1,344.8		$1,544.7		$1,235.5		$1,486.9		$1,200.3
Total assets	2,315.4		2,729.9		3,280.5		4,095.6		4,170.4		4,276.4		4,033.3
Long-term debt	553.3		547.0		529.9		507.3		494.6		503.5		488.8
Total debt	582.7		560.4		553.6		528.2		509.8		524.4		503.5
Cash and cash equivalents	250.8		362.7		502.3		623.3		469.9		468.0		506.0
Stockholders’ equity	446.9		828.3		1,540.4		2,279.2		2,029.0		2,346.3		2,022.3
Cash flow information:
Cash flow provided by operating activities	$25.9		$224.2		$303.3		$701.5		$754.5		$66.0		$168.9
Cash flow used in investing activities	(56.4)		(110.4)		(235.8)		(451.7)		(513.9)		(111.7)		(109.2)
Cash flow provided by (used in) financing activities	201.7		(1.9)		72.1		(128.8)		(394.0)		(109.6)		(23.6)
Other Data:
Ratio of earnings to fixed charges(1)	1.4	x	6.5	x	18.1	x	25.0	x	19.4	x	20.1	x	1.8	x
EBITDA(2)	$104.8		$394.5		$966.9		$1,257.0		$986.5		$248.9		$32.6
Operating data:
Volume (000’s lbs.):
High Performance Metals:
Titanium mill products	22,012		24,882		27,361		30,689		32,530		8,770		6,938
Nickel-based and specialty alloys	34,353		39,939		42,873		44,688		42,525		9,537		9,970
Exotic alloys	4,318		4,018		4,304		5,169		5,473		1,364		1,289

	Year Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in millions except operating data and as otherwise indicated)
						(Unaudited)

Flat-Rolled Products:
High value	508,946	495,868	502,524	491,891	500,375	119,792	93,928
Standard	666,560	652,870	889,105	557,016	584,389	170,620	101,574

Flat-Rolled Products total	1,175,506	1,148,738	1,391,629	1,048,907	1,084,764	290,412	195,502
Average Prices (per lb.):
High Performance Metals:
Titanium mill products	$12.34	$22.75	$33.83	$30.14	$25.60	$25.54	$22.48
Nickel-based and specialty alloys	8.60	11.25	14.35	19.16	18.14	18.56	14.74
Exotic alloys	40.95	40.38	40.39	41.85	48.53	44.61	57.08
Flat-Rolled Products:
High value	1.67	2.15	2.50	3.22	3.26	3.22	2.64
Standard	1.18	1.26	1.61	2.40	2.13	2.07	1.21
Flat-Rolled Products combined average	1.39	1.64	1.93	2.79	2.65	2.54	1.90

(1)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before income tax provision (benefit) and cumulative effect of change in accounting principle plus (income) loss recognized on less than fifty percent owned persons plus fixed charges less capitalized interest. “Fixed charges” consist of interest expense, the portion of rents deemed to be interest, capitalized interest and amortization of debt expense.

(2)	We define EBITDA as income (loss) from continuing operations plus depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure of performance relative to other companies. We have presented EBITDA in this prospectus supplement solely as a supplemental disclosure because we believe it allows for a more complete analysis of our results of operations. We believe that EBITDA is useful to investors because EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and capital expenditures. EBITDA is not intended to represent, and should not be considered more meaningful than, or as an alternative to, a measure of operating performance as determined in accordance with generally accepted accounting principles. This definition of EBITDA will differ from the amounts calculated under the definition of EBITDA that will be contained in our amended revolving credit facilities. We do not intend to provide EBITDA information for future periods in earnings press releases, filings with the SEC or in response to inquiries. EBITDA is calculated as follows:

	Year Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in millions except operating data and as otherwise indicated)

Income before income taxes and cumulative effect of change in accounting principle	$27.1	$316.0	$880.7	$1,154.1	$867.7	$221.6	$0.3

Depreciation and amortization	77.7	78.5	86.2	102.9	118.8	27.3	32.3

EBITDA	$104.8	$394.5	$966.9	$1,257.0	$986.5	$248.9	$32.6

BUSINESS

Allegheny Technologies is one of the largest and most diversified specialty metals producers in the world. We use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, zirconium, hafnium and niobium, stainless and specialty steel alloys, grain-oriented electrical steel, tungsten-based materials and cutting tools, carbon alloy impression die forgings, and large grey and ductile iron castings. Our specialty metals are produced in a wide range of alloys and product forms and are selected for use in applications that demand metals having exceptional hardness, toughness, strength, resistance to heat, corrosion or abrasion, or a combination of these characteristics.

We focus our technological and unsurpassed manufacturing capabilities to serve global end use markets with highly diversified and specialized product offerings. Strategic end use markets for our products include:

Aerospace and Defense

We are a world leader in the production of premium titanium alloys, nickel-based and cobalt-based alloys and superalloys, and vacuum-melted specialty alloys used in the manufacture of both commercial and military jet engines, as well as replacement parts for those engines. We also produce titanium alloys, vacuum-melted specialty alloys, and high-strength stainless alloys for use in commercial and military airframes, airframe components and missiles. ATI produces unique titanium and high-hard steel alloys as well as engineered parts and castings for the current and next-generation armor vehicles.

Titanium and titanium alloys are critical metals in aerospace and defense applications. Titanium and titanium alloys possess an extraordinary combination of properties, including superior strength-to-weight ratio, good elevated temperature resistance, low coefficient of thermal expansion, and extreme corrosion resistance. These metals are used to produce jet engine components such as blades, vanes, discs, and casings, and airframe components such as structural members, landing gear, hydraulic systems, and fasteners. The latest and next-generation airframes and jet engines use even more titanium and titanium alloys in component parts in order to minimize weight and maximize fuel efficiency.

Our nickel-based alloys and superalloys and specialty alloys are also widely used in aerospace and defense applications. Nickel-based alloys and superalloys remain extremely strong at high temperatures and resist degradation under extreme conditions. Typical aerospace applications for nickel-based alloys and superalloys include jet engine shafts, discs, blades, vanes, rings and casings.

Our specialty alloys include vacuum-melted maraging steels used in the manufacture of aircraft landing gear and structural components, as well as jet engine components.

We continuously seek to develop new alloys to better serve the needs of this end use market. For example, we have developed ATI 425® titanium, a new cold-rollable alloy, as a lower cost alternative to the most popular high-strength titanium alloys, for use in airframe components. We have also developed Allvac® 718 Plus® alloy, a new nickel-based superalloy that can withstand higher temperatures than the standard 718 superalloy, for use in the next generation of fuel efficient jet engines. ATI 425® — MIL cold-rollable titanium is an innovative new armor alloy that has the advantage of superior formability as compared to conventional high-strength titanium alloys. ATI 500tm — MIL high-hard steel armor is an innovative armor material that meets the demanding specifications for superior ballistic performance and is easier to fabricate than similar armor materials.

Demand for our products by the aerospace and defense market has increased significantly over the last several years. Based on current forecasts and existing backlogs reported by the two manufacturers of large commercial aircraft, we expect demand in this market to remain strong over the next several years. However, near-term growth could be limited due to the weakening global economy, which resulted in a significant decline in our aerospace and defense sales in the quarter ended March 31, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” in our quarterly report on Form 10-Q for the three months ended March 31, 2009, which is incorporated by reference in this prospectus supplement.

Chemical Process Industry and Oil and Gas

The environments in which oil and gas can be found in commercial quantities have become more challenging, involving deep offshore wells, high pressure and temperature conditions, sour wells and unconventional sources, such as oil sands. There is also increased interest in biofuels, such as ethanol, as an alternative or supplement to gasoline and other fossil fuels. Ethanol is corrosive and our specialty alloys are used in its manufacture and storage.

All of our business segments produce metals that are critical to the chemical process industry and oil and gas industry. Our specialty metals, including titanium and titanium alloys, nickel-based alloys, zirconium alloys, stainless steel alloys and other specialty alloys, have the strength and corrosion resistant properties necessary in the chemical process industry, and global demand for these materials has been increasing in recent years, particularly in growing industrial markets in Asia. We also provide advanced specialty metals used in offshore oil and gas production, including offshore piping systems and subsea oil and gas fields.

We continuously seek to develop new alloys to better serve the needs of this end use market. For example, we have developed AL 2003tm lean duplex alloy for use in deep-water oil and gas applications. ATI 2003 lean duplex stainless, ATI 2205tm duplex stainless, and AL-6XN® superaustenitic stainless steel in strip and plate product forms are NORSOK qualified. ATI’s titanium castings are also qualified under NORSOK standards. The NORSOK standards are developed by the Norwegian petroleum industry and are intended to identify metals used in oil and gas applications that are safe and cost-effective.

Tungsten is the most dense and heat resistant metal commercially available. One application for our tungsten products is oil and gas drill bit inserts. As drilling methods, including directional drilling, become more complex, our advanced tungsten carbide and diamond matrix materials are often utilized in order to enable faster drilling and longer drill bit life.

Electrical Energy

Our specialty metals are widely used in the global electric power generation and distribution industry. We believe that U.S. and European energy needs and environmental policies and the electrification of developing countries will continue to drive demand for our specialty metals products that we sell for use in this industry.

Coal-fired power plants account for more than one-half of the electricity produced in the United States. Under the Clean Air Interstate Rule adopted by the U.S. Environmental Protection Agency (EPA), power plants in several eastern states will be required, in stages through 2015, to dramatically reduce emissions of sulfur dioxide and nitrous oxide generated from the burning of coal. Most of these plants will be required to install additional filtration systems, or “scrubbers”, which are made of specialty metals we produce, on their smokestacks to comply with the rule. Demand for our specialty metals for pollution control systems is also significant in growing industrial economies, including China. We supply a broad range of alloys, including many proprietary alloys, for these applications. AL-6XN alloy, a 6-molybdenum super-austenitic alloy, is used in absorber towers, piping, damper doors, ducting and vessels. The nickel-based ATI 22tm and ATI 276tm alloys are used in the absorber inlet, absorber outlet ducting, damper door seals, and expansion joints.

Nuclear power plants are a sustainable source of electrical energy, and plans to construct and refurbish nuclear power plants have been announced in many areas of the world. ATI is a premier supplier of certified nuclear-grade alloys and specialty alloys for applications that range from the reactor core to steam water systems to spent-fuel storage, transportation and repository activities. ATI has a track record in the nuclear energy market that dates to the first commercial nuclear energy reactor built in the United States. We are investing to expand our production capabilities and capacity to support expected growth of the nuclear energy market. We are expanding our zirconium sponge capacity, which yields hafnium as a byproduct. Zirconium alloys are used for fuel cladding, end pins, fuel bundle components, and core pressure tubes.

For electrical power generation, our specialty metals and corrosion resistant alloys (CRAs) and ductile iron castings are used in coal, nuclear, natural gas, and wind power applications. In coal-fired plants, our CRAs are used for pipe, tube, and heat exchanger applications in water systems in addition to the pollution control scrubbers mentioned above. For nuclear power plants, we are an industry pioneer in producing reactor-

grade zirconium and hafnium alloys nuclear fuel cladding and structural components. Our CRAs are also used in water systems for nuclear power plants. We are a technology leader for large diameter nickel-based superalloys used in natural gas turbines for power generation. We are also one of a few producers of very large ductile iron castings used for wind turbines.

For electrical power distribution, our grain-oriented electrical steel (GOES) is used in large and small power transformers, where electrical conductivity and magnetic properties are important. We believe that demand for these advanced specialty metals is in the early stage of an expected long growth cycle as the U.S. rebuilds its electrical energy distribution grid and as developing countries, such as China and India, electrify and build electrical power distribution grids. The U.S. Department of Energy (DOE) published its final rule on distribution transformer efficiency on October 12, 2007, regarding minimum energy efficiency standard levels for electrical energy distribution transformers beginning January 1, 2010. This DOE rule establishes requirements for more efficient transformers, which increases premium grade GOES usage per transformer. ATI is a leading producer of these premium grades of GOES.

Medical

ATI’s advanced specialty metals are used in medical device products that save and enhance the quality of lives.

Our zirconium-niobium, titanium-and cobalt-based alloys are used for knees, hips and other prosthetic devices. These replacement devices offer the potential of lasting much longer than previous implant options.

Our biocompatible nickel-titanium shape memory alloy is used for stents to support collapsed or clogged blood vessels. Reduced in diameter for insertion, these stents expand to the original tube-like shape due to the metal’s superelasticity. Our ultra fine diameter (0.002 inch/0.051 mm) titanium wire is used for screens to prevent blood clots from entering critical areas of the body. In addition, our titanium bar and wire are used to make surgical screws for bone repairs.

Manufacturers of magnetic resonance imaging (MRI) devices rely on our niobium superconducting wire to help produce electromagnetic fields that allow physicians to safely scan the body’s soft tissue. In addition, our tungsten heavy alloy materials are used for shielding applications in MRI devices.

Enhancing and Expanding Our Manufacturing Capabilities and Capacity

Demand for our products from the aerospace and defense and chemical process industry and oil and gas, electrical energy, and medical markets increased significantly over the last several years. We are currently undertaking a multi-phase program to enhance and expand our capabilities and capacities to produce premium specialty metals aimed at these strategic markets. Over the last four years we have invested approximately $1.3 billion of internally generated funds to renew and expand our annual titanium sponge production capabilities to approximately 46 million pounds; expand our premium titanium alloy melt and remelt capacity; expand our nickel-based alloy and superalloy melt and remelt capacity; expand our titanium and specialty alloy plate capacity; and expand our premium titanium and nickel-based superalloy forging capacity. We believe these investments will strengthen and enhance ATI’s leadership position in the production of high technology specialty metals.

Business Segments

We operate in the following three business segments, which accounted for the following percentages of total revenues of $5.3 billion, $5.5 billion, and $4.9 billion for the years ended December 31, 2008, 2007, and 2006, respectively:

	2008	2007	2006

High Performance Metals	37%	38%	37%
Flat-Rolled Products	55%	54%	54%
Engineered Products	8%	8%	9%

High Performance Metals Segment

Our High Performance Metals segment produces, converts and distributes a wide range of high performance alloys, including nickel- and cobalt-based alloys and superalloys, titanium and titanium-based alloys, exotic metals such as zirconium, hafnium, niobium, nickel-titanium, and their related alloys, and other specialty alloys, primarily in long product forms such as ingot, billet, bar, shapes and rectangles, rod, wire, seamless tube, and castings. We are integrated from raw materials (sponge) to melt, remelt, and finish processing in our titanium and titanium alloys, and zirconium and hafnium alloys products. The major end markets served by our High Performance Metals segment are aerospace and defense, chemical process industry, oil and gas, electrical energy, and medical. Most of the products in our High Performance Metals segment are sold directly to end-use customers. A significant portion of our High Performance Metals segment products are sold under multi-year agreements. The operating units in this segment are ATI Allvac, ATI Allvac Ltd (U.K.) and ATI Wah Chang.

Approximately 70% of High Performance Metals segment revenue is derived from the aerospace and defense market. Demand for our products is driven primarily by the commercial aerospace cycle and the growing use of our specialty metals, particularly titanium alloys, in the latest and future generations of airframes and jet engines. Large aircraft and aircraft engines are manufactured by a small number of companies, such as The Boeing Company, Airbus S.A.S (an EADS company), Bombardier Aerospace (a division of Bombardier Inc.), Embraer (Empresa Brasileira de Aeronáutica S.A.) for airframes, and GE — Aviation (a division of General Electric Company), Pratt & Whitney (a United Technologies Corp. company), Rolls-Royce, Snecma, SAFRAN Group, and joint ventures for jet engines. These companies and their suppliers form a substantial part of our customer base in this business segment. ATI supplies the aerospace and defense supply chain with nickel- and cobalt-based alloys, titanium alloys, and vacuum-melted specialty alloys for commercial and military jet engines, both original engines and spare parts. For commercial and military airframe and structural parts, ATI manufactures titanium alloys, vacuum-melted specialty alloys, and high-strength stainless alloys. The loss of one or more of our customers in the aerospace and defense market could have a material adverse effect on ATI’s results of operations and financial condition.

Flat-Rolled Products Segment

Our Flat-Rolled Products segment produces, converts and distributes stainless steel, nickel-based alloys, titanium and titanium-based alloys and specialty alloys, in a variety of product forms, including plate, sheet, engineered strip, and Precision Rolled Strip® products, as well as grain-oriented electrical steel sheet. The major end markets for our flat-rolled products are chemical process industry, oil and gas, electrical energy, automotive, food equipment and appliances, machine and cutting tools, construction and mining, aerospace and defense, and electronics, communication equipment and computers. The operations in this segment are ATI Allegheny Ludlum, our 60% interest in the Chinese joint venture company known as Shanghai STAL Precision Stainless Steel Company Limited (STAL), and our 50% interest in the industrial titanium joint venture known as Uniti LLC. The remaining 40% interest in STAL is owned by the Baosteel Group, a state authorized investment company whose equity securities are publicly traded in the People’s Republic of China. The remaining 50% interest in Uniti LLC is held by Verkhnaya Salda Metallurgical Production Association (VSMPO), a Russian producer of titanium, aluminum, and specialty steel products.

Stainless steel, nickel-based alloys and titanium sheet products are used in a wide variety of industrial and consumer applications. In 2008, approximately 60% by volume of our stainless sheet products were sold to independent service centers, which have slitting, cutting or other processing facilities, with the remainder sold directly to end-use customers.

Engineered strip and very thin Precision Rolled Strip products are used by customers to fabricate a variety of products primarily in the automotive, construction, and electronics markets. In 2008, approximately 85% by volume of our engineered strip and Precision Rolled Strip products were sold directly to end-use customers or through our own distribution network, with the remainder sold to independent service centers.

Stainless steel, nickel-based alloy and titanium plate products are primarily used in industrial markets. In 2008, approximately 50% by volume of our plate products were sold to independent service centers, with the remainder sold directly to end-use customers.

Grain-oriented electrical steel is used in power transformers where electrical conductivity and magnetic properties are important. Nearly all of our grain-oriented electrical steel products are sold directly to end-use customers.

Engineered Products Segment

The principal business of our Engineered Products segment includes the production of tungsten powder, tungsten heavy alloys, tungsten carbide materials, and tungsten carbide cutting tools. We are now integrated from the raw materials (ammonium paratungstate (APT)) to the manufacture of finished cutting tools. The segment also produces carbon alloy steel impression die forgings, and large grey and ductile iron castings, and provides precision metals processing services. The operating units in this segment are ATI Metalworking Products, ATI Portland Forge, ATI Casting Service and ATI Rome Metals.

We produce a line of sintered tungsten carbide products that approach diamond hardness for industrial markets including automotive, chemical process industry, oil and gas, machine and cutting tools, aerospace, construction and mining, and other markets requiring tools with extra hardness. Technical developments related to ceramics, coatings and other disciplines are incorporated in these products. We also produce tungsten and tungsten carbide powders.

We forge carbon alloy steels into finished forms that are used primarily in the transportation and construction equipment markets. We also cast grey and ductile iron metals used in the transportation, wind power generation and automotive markets. We have precision metals processing capabilities that enable us to provide process services for most high-value metals from ingots to finished product forms. Such services include grinding, polishing, blasting, cutting, flattening, and ultrasonic testing.

Competition

Markets for our products and services in each of our three business segments are highly competitive. We compete with many producers and distributors who, depending on the product involved, range from large diversified enterprises to smaller companies specializing in particular products. Factors that affect our competitive position are the quality of our products, services and delivery capabilities, our capabilities to produce a wide range of specialty materials in various alloys and product forms, our technological capabilities including our research and development efforts, our marketing strategies, the prices for our products and services, our manufacturing costs, and industry manufacturing capacity.

We face competition from both domestic and foreign companies. Some of our foreign competitors are either directly or indirectly government subsidized. In 1999, the United States imposed antidumping and countervailing duties on dumped and subsidized imports of stainless steel sheet and strip in coils and stainless steel plate in coils from companies in ten foreign countries. These duties were reviewed by the U.S. Commerce Department and the U.S. International Trade Commission in 2005 and generally remain in effect. We continue to monitor unfairly traded imports from foreign producers for appropriate action.

Major Competitors

Nickel-based alloys and superalloys and specialty steel alloys

•	Carpenter Technology Corporation: A

•	Special Metals Corporation, a PCC company: C

•	Haynes International, Inc.: B

•	ThyssenKrupp VDM GmbH, a company of ThyssenKrupp Stainless (Germany): C

Titanium and titanium-based alloys

•	Titanium Metals Corporation: C

•	RMI Titanium, an RTI International Metals Company: C

•	VSMPO — AVISMA (Russia): A

Exotic alloys

•	Cezus, a group member of AREVA (France): A

•	HC Stark: A

•	Western Zirconium Plant of Westinghouse Electric Company, owned by Toshiba Corporation: A

Stainless steel

•	AK Steel Corporation: B

•	North American Stainless (NAS), owned by Acerinox S.A. (Spain): B

•	Outokumpu Stainless Plate Products, owned by Outokumpu Oyj (Finland): B

•	Imports from:

•	Arcelor Mittal (France, Belgium and Germany): B

•	Mexinox S.A. de C.V., group member of ThyssenKrupp AG: B

•	ThyssenKrupp AG (Germany): B

•	Ta Chen International Corporation (Taiwan): B

•	Various Chinese producers: B

Tungsten and tungsten carbide products

•	Kennametal Inc.: D

•	Iscar (Israel): D

•	Sandvik AB (Sweden): D

•	Seco Tools AB (Sweden), owned by Sandvik A.B.: D

KEY — A = Primarily High Performance Metals segment, B = Primarily Flat-Rolled Products segment, C = Both High Performance Metals and Flat-Rolled Products segments, D = Primarily Engineered Products segment

Raw Materials and Supplies

Substantially all raw materials and supplies required in the manufacture of our products are available from more than one supplier and presently the sources and availability of raw materials essential to our businesses are adequate. The principal raw materials we use in the production of our specialty metals are scrap (including iron-, nickel-, chromium-, titanium-, molybdenum-, and tungsten-bearing scrap), nickel, titanium sponge, zirconium sand and sponge, ferrochromium, ferrosilicon, molybdenum and molybdenum alloys, manganese and manganese alloys, cobalt, niobium, vanadium and other alloying materials.

Purchase prices of certain principal raw materials have been volatile. As a result, our operating results may be subject to significant fluctuation. We use raw materials surcharge and index mechanisms to offset the impact of increased raw material costs; however, competitive factors in the marketplace may limit our ability to institute such mechanisms, and there can be a delay between the increase in the price of raw materials and the realization of the benefit of such mechanisms. For example, in 2008 we used approximately 80 million pounds of nickel; therefore a hypothetical increase of $1.00 per pound in nickel prices would result in increased costs of approximately $80 million. We also used approximately 500 million pounds of ferrous scrap in the production of our flat-rolled products in 2008 so that a hypothetical increase of $0.01 per pound in ferrous scrap prices would result in increased costs of approximately $5 million.

While we are increasing our manufacturing capacity to produce titanium sponge, the major raw material for our titanium products, a portion of our needs, together with certain other raw materials, such as nickel, cobalt, and ferrochromium, are available to us and our specialty metals industry competitors primarily from foreign sources. Some of these foreign sources are located in countries that may be subject to unstable political and economic conditions, which might disrupt supplies or affect the price of these materials.

We purchase our nickel requirements principally from producers in Australia, Canada, Norway, Russia, and the Dominican Republic. Zirconium sponge is purchased from a source in France, while zirconium sand is purchased from both U.S. and Australian sources. Cobalt is purchased primarily from producers in Canada. More than 80% of the world’s reserves of ferrochromium are located in South Africa, Zimbabwe, Albania, and Kazakhstan. We also purchase titanium sponge from sources in Kazakhstan and Japan.

Export Sales and Foreign Operations

Direct international sales represented approximately 28% of our total annual sales in 2008, 27% of our total sales in 2007, and 24% of our total sales in 2006. These figures include direct export sales by our U.S.-based operations to customers in foreign countries, which accounted for approximately 21% of our total sales in 2008, 19% of our total sales in 2007, and 16% of our total sales in 2006. Our overseas sales, marketing and distribution efforts are aided by our international marketing and distribution offices, ATI Europe, ATI Europe Distribution, and ATI Asia, or by independent representatives located at various locations throughout the world. We believe that nearly 50% of ATI’s 2008 sales were driven by global markets when we consider exports of our customers.

Direct sales by geographic area in 2008, and as a percentage of total sales, were as follows:

	(In millions)

United States	$3,816.4	72%
Europe	796.1	15%
Far East	445.6	8%
Canada	154.1	3%
South America, Middle East and other	97.5	2%

Total sales	$5,309.7	100%

ATI Allvac Ltd has manufacturing capabilities for melting, remelting, forging and finishing nickel-based alloys and specialty alloys in the United Kingdom. ATI Metalworking Products, which has manufacturing capabilities in the United Kingdom and Switzerland, sells high precision threading, milling, boring and drilling components, tungsten carbide burrs, rotary tooling and specialty abrasive wheels and discs for the European market from locations in the United Kingdom, Switzerland, Germany, France, Italy and Spain. Our STAL joint venture in the People’s Republic of China produces Precision Rolled Strip products, which enables us to offer these products more effectively to markets in China and other Asian countries. Our Uniti LLC joint venture allows us to offer titanium products to industrial markets more effectively worldwide.

Backlog, Seasonality and Cyclicality

Our backlog of confirmed orders was approximately $1.3 billion at December 31, 2008 and $1.0 billion at December 31, 2007. We expect that approximately 95% of confirmed orders on hand at December 31, 2008 will be filled during the year ending December 31, 2009. Backlog of confirmed orders of our High Performance Metals segment was approximately $674 million at December 31, 2008 and $683 million at December 31, 2007. We expect that approximately 93% of the confirmed orders on hand at December 31, 2008 for this segment will be filled during the year ending December 31, 2009. Backlog of confirmed orders of our Flat-Rolled Products segment was approximately $0.5 billion at December 31, 2008 and $0.2 billion at December 31, 2007. We expect that all of the confirmed orders on hand at December 31, 2008 for this segment will be filled during the year ending December 31, 2009.

Generally, our sales and operations are not seasonal. However, demand for our products is cyclical over longer periods because specialty metals customers operate in cyclical industries and are subject to changes in general economic conditions and other factors both external and internal to those industries.

Research, Development and Technical Services

We believe that our research and development capabilities give ATI an advantage in developing new products and manufacturing processes that contribute to the profitable growth potential of our businesses on a long-term basis. We conduct research and development at our various operating locations both for our own account and, on a limited basis, for customers on a contract basis. Research and development expenditures for each of our three segments for the years ended December 31, 2008, 2007, and 2006 included the following:

	2008	2007	2006
	(In millions)

Company-Funded:
High Performance Metals	$10.6	$9.5	$5.9
Flat-Rolled Products	2.0	1.9	1.5
Engineered Products	2.3	2.6	2.2

	$14.9	$14.0	$9.6

Customer-Funded:
High Performance Metals	$0.2	$0.4	$0.2
Flat-Rolled Products	—	0.1	0.3

	$0.2	$0.5	$0.5

Total Research and Development	$15.1	$14.5	$10.1

Our research, development and technical service activities are closely interrelated and are directed toward cost reduction and process improvement, process control, quality assurance and control, system development, the development of new manufacturing methods, the improvement of existing manufacturing methods, the improvement of existing products, and the development of new products.

We own hundreds of United States patents, many of which are also filed under the patent laws of other nations. Although these patents, as well as our numerous trademarks, technical information, license agreements, and other intellectual property, have been and are expected to be of value, we believe that the loss of any single such item or technically related group of such items would not materially affect the conduct of our business.

Environmental, Health and Safety Matters

We are subject to various domestic and international environmental laws and regulations that govern the discharge of pollutants, and disposal of wastes, and which may require that we investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations. We could incur substantial cleanup costs, fines, civil or criminal sanctions, third party property damage or personal injury claims as a result of violations or liabilities under these laws or non-compliance with environmental permits required at our facilities. We are currently involved in the investigation and remediation of a number of our current and former sites as well as third party sites.

We consider environmental compliance to be an integral part of our operations. We have a comprehensive environmental management and reporting program that focuses on compliance with all federal, state, regional and local environmental laws and regulations. Each operating company has an environmental management system that includes mechanisms for regularly evaluating environmental compliance and managing changes in business operations while assessing environmental impact.

Our Corporate Guidelines for Business Conduct and Ethics address compliance with environmental laws as well as employment and workplace safety laws, and also describe our commitment to equal opportunity and fair treatment of employees. We continued to realize significant progress in safety across ATI’s operations. As a result of our continuing focus on and commitment to safety, in 2008 our OSHA Total Recordable Incident Rate improved by 17% to 2.51 and our Lost Time Case Rate improved by 35% to 0.34, which we believe to be competitive with world class performance.

Employees

We have approximately 9,600 full-time employees. A portion of our workforce is covered by various collective bargaining agreements, principally with the USW, including: approximately 2,745 Allegheny Ludlum production, office and maintenance employees covered by collective bargaining agreements that are effective through June 2011, approximately 390 Allvac Albany, Oregon (Oremet) employees covered by a collective bargaining agreement that is effective through June 2011, approximately 650 Wah Chang employees covered by a collective bargaining agreement that continues through March 2013, approximately 270 employees at our Casting Service facility in LaPorte, Indiana, covered by a collective bargaining agreement that is effective through December 2011, approximately 140 employees at our Rome Metals facilities in western Pennsylvania, covered by a collective bargaining agreement that is effective through May 2013, and approximately 250 employees at our Portland Forge facility in Portland, Indiana, covered by collective bargaining agreements with three unions that are effective through April 2013.

PRINCIPAL EXECUTIVE OFFICERS

The Company’s executive officers under the federal securities laws and members of the Company’s management executive committee as of March 31, 2009 are as follows:

Name	Age	Title

L. Patrick Hassey*	63	Chairman, President and Chief Executive Officer and Director
Richard J. Harshman*	52	Executive Vice President, Finance and Chief Financial Officer
Jon D. Walton*	66	Executive Vice President, Human Resources, Chief Legal and Compliance Officer, General Counsel and Corporate Secretary
Dale G. Reid*	53	Vice President, Controller, Chief Accounting Officer and Treasurer
Hunter R. Dalton	54	Group President, ATI Long Products and ATI Allvac Business Unit
Lynn D. Davis	60	Group President, ATI Primary Metals and Exotic Alloys
Terry L. Dunlap*	49	Group President, ATI Flat-Rolled Products and ATI Allegheny Ludlum Business Unit President
David M. Hogan	62	Group President, ATI Engineered Products and ATI Metalworking Products Business Unit President

*	Such individuals are subject to the reporting and other requirements of Section 16 of the Exchange Act.

Set forth below are descriptions of the business background for the past five years of the Company’s executive management.

L. Patrick Hassey has been President and Chief Executive Officer since October 1, 2003. He was elected to the Company’s Board of Directors in July 2003 and has served as Chairman since May 2004. Prior to this position, he worked as an outside management consultant to Allegheny Technologies’ executive management team. Mr. Hassey was Executive Vice President and a member of the corporate executive committee of Alcoa, Inc. at the time of his early retirement in February 2003. He had served as Executive Vice President of Alcoa and Group President of Alcoa Industrial Components from May 2000 to October 2002. Prior to May 2000, he served as Executive Vice President of Alcoa and President of Alcoa Europe, Inc.

Richard J. Harshman has served as Executive Vice President, Finance since October 2003 and Chief Financial Officer since December 2000. Mr. Harshman was Senior Vice President, Finance from December 2001 to October 2003 and Vice President, Finance from December 2000 to December 2001. Previously, he had served in a number of financial management roles for Allegheny Technologies Incorporated and Teledyne, Inc.

Jon D. Walton has been Executive Vice President, Human Resources, Chief Legal and Compliance Officer, General Counsel and Corporate Secretary since October 2003. Mr. Walton was Senior Vice President, Chief Legal and Administrative Officer from July 2001 to October 2003. Previously, he was Senior Vice President, General Counsel and Secretary.

Dale G. Reid has served as Vice President, Controller, Chief Accounting Officer and Treasurer since December 2003. Mr. Reid was Vice President, Controller and Chief Accounting Officer from December 2000 through November 2003.

Hunter R. Dalton has served as Group President, ATI Long Products since October 2008, and as ATI Allvac Business Unit President since April 2008. Mr. Dalton previously served as Senior Vice President of Sales and Marketing for ATI Allvac since November 2003.

Lynn D. Davis has served as Group President, ATI Primary Metals and Exotic Alloys since October 2008. Mr. Davis was ATI Wah Chang Business Unit President from September 2000 to October 2008.

Terry L. Dunlap has served as Group President, Flat-Rolled Products since October 2008, and as ATI Allegheny Ludlum Business Unit President since November 2002.

David M. Hogan has served as Group President, Engineered Products since April 2007, and as ATI Metalworking Products Business Unit President since 1997.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.”

In this “Description of Notes,” references to “ATI,” the “Company,” “we,” “our” and “us” and similar words refer only to Allegheny Technologies Incorporated and not to any of its subsidiaries.

The notes will be issued under a senior indenture to be dated as of June 1, 2009, as supplemented by a supplemental indenture to be executed as of June 2, 2009, between us and The Bank of New York Mellon, as trustee (as so supplemented, the “indenture”). The indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. We have filed a form of the indenture as an exhibit to the registration statement of which the accompanying prospectus forms a part. The following description summarizes selected provisions of the indenture and the notes. It does not restate the indenture or the terms of the notes in their entirety. We urge you to read the forms of the indenture and the notes because the indenture and the notes, and not this description, define the rights of noteholders.

General

The notes

•	will be our senior unsecured obligations;

•	will initially be limited to an aggregate principal amount of $350,000,000 (or $402,500,000 if the underwriters’ over-allotment option with respect to the notes is exercised in full);

•	will bear interest at a rate of 4.25% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning December 1, 2009;

•	will mature on June 1, 2014 (the “stated maturity date”), unless earlier converted or repurchased;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form. See “— Book-entry Issuance.”

The notes may be converted into shares of our common stock initially at a conversion rate of 23.9263 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $41.795 per share of common stock). The conversion rate is subject to adjustment if certain events occur. A holder surrendering its notes for conversion will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under the captions “— Fundamental Change Permits Holders to Require Us to Purchase Notes” and “— Merger, Consolidation or Sale of Assets” below and except for the provisions set forth under “— Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Certain Fundamental Changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, from time to time, without notice to, or the consent of, the holders of the notes, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for United States federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to the holders of the notes.

The terms of the notes allow us to reduce or otherwise set-off against any payments made or deemed made by us to a holder in respect of the notes or common stock for any amounts we believe we are required to withhold by law. For example, non-United States holders of notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. Holders of convertible debt instruments such as the notes may be deemed to receive taxable distributions if the conversion rate of such instruments is adjusted (or not adjusted) even though such holders do not receive any actual cash or property. In this case, United States holders may be subject to U.S. federal backup withholding tax and non-United States holders may be subject to U.S. federal withholding tax with respect to such deemed distributions. See generally the discussion under the heading “Material U.S. Federal Income Tax Considerations.”

Prior to or upon the occurrence of any event that results in an actual or deemed payment by us to a holder in respect of the notes or common stock, the terms of the notes allow us (or the trustee or other paying agent acting on our behalf) to request a holder to furnish any appropriate documentation that may be required in order to determine our withholding obligations under applicable law (including, without limitation, a U.S. Internal Revenue Service Form W-9, Form W-8BEN, Form W-8ECI, as appropriate). Upon the receipt of any such documentation, or if no such documentation is provided, we (or the trustee or other paying agent acting on our behalf) will withhold from any actual or deemed payments by us to a holder in respect of the notes or common stock to the extent required by applicable law. See generally the discussion under the heading “Material U.S. Federal Income Tax Considerations.”

The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.

Ranking

The notes will be our senior and unsecured indebtedness and will rank equally with all of our other existing and future senior and unsecured indebtedness. The notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the notes since, in the event of a bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the notes only after the subsidiaries’ indebtedness and other obligations and liabilities are paid in full. If that happens, we may not have sufficient assets remaining to pay the amounts due on any or all of the notes then outstanding. Because we generally stand as an equity holder, rather than a creditor, of our subsidiaries, creditors of those subsidiaries will have their debt satisfied out of the subsidiaries’ assets before our creditors, including the noteholders.

As of March 31, 2009, we had an aggregate of approximately $503.5 million of indebtedness outstanding. After giving effect to this offering, the senior notes offering and the application of the proceeds therefrom as described under the caption “Use of Proceeds,” including the purchase our 8.375% notes pursuant to the tender offer (assuming all the outstanding 8.375% notes are purchased pursuant to the tender offer), as of March 31, 2009, we would have had an aggregate of approximately $882.8 million of indebtedness outstanding ($933.7 million if the underwriters exercise in full their option to purchase additional notes). Neither this offering nor the senior notes offering is conditioned upon any minimum level of acceptance in the tender offer. If fewer than all the 8.375% notes are purchased in the tender offer, our indebtedness will be higher. None of this offering, the senior notes offering or the tender offer is conditioned upon any of the other transactions.

Interest

The notes will bear interest at a rate of 4.25% per year. Interest on the notes will accrue from and including June 2, 2009 or from and including the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 1 and December 1 of each year (each such date, an “interest payment date”), beginning December 1, 2009. At our election, we will pay additional interest, if any, under the circumstances described under “— Events of Default.”

Interest will be paid to the person in whose name a note is registered at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date (each such date, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change as defined in “— Fundamental Change Permits Holders to Require Us to Purchase Notes”) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date would fall on a day that is not a business day, the required payment of interest (and additional interest), if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date to such next succeeding business day. If a fundamental change purchase date would fall on a day that is not a business day, the Company will purchase the notes on the next succeeding business day, and no interest or additional interest will accrue for the period from the earlier fundamental change purchase date to such next succeeding business day. The Company will pay the fundamental change purchase price promptly following the later of such next succeeding business day or the time of book-entry transfer or the delivery of the notes as described in “— Fundamental Change Permits Holders to Require Us to Purchase Notes.” The term “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the applicable place of payment are authorized or obligated by law or executive order to close.

No Optional Redemption

No sinking fund is provided for the notes.

The notes will not be redeemable prior to their applicable stated maturity date.

Conversion Rights

General

Prior to the close of business on the second scheduled trading day preceding the stated maturity date of the notes, the notes will be convertible at any time at the option of the holder. The conversion rate will initially be 23.9263 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $41.795 per share of common stock). The trustee will initially act as the conversion agent.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price (as defined below) of the common stock on the relevant conversion date. Our delivery to you of the full number of shares of our common stock, together with any cash payment for any fractional shares, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder in accordance with the terms of the indenture.

Upon conversion of a note, except in the limited circumstances described below, the holder of such note will not be entitled to any separate cash payment for accrued and unpaid interest or additional interest, if any. If notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on such interest payment date on the notes so converted; provided that no such payment need be made

•	for conversions following the regular record date immediately preceding the stated maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

The “last reported sale price” of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) of our common stock on that trading day as reported in composite transactions for the principal United States national or regional securities exchange on which our common stock is traded.

If our common stock is not listed for trading on a United States national or regional securities exchange on the relevant trading day, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant trading day as reported by the National Quotation Bureau or similar organization selected by us. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

For purposes hereof, “trading day” means a day during which (i) trading in securities generally occurs on the principal United States national or regional securities exchange on which our common stock is then listed or admitted for trading or, if our common stock is not then listed or admitted for trading on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock is not so listed or traded, “trading day” means a business day.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest and additional interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Upon conversion of the notes, we will deliver to a converting holder a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. We will deliver such shares of common stock on the third business day immediately following the relevant conversion date. We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based upon the last reported sale price on the relevant conversion date.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the date the requirements set forth in the indenture have been satisfied as to such notes; provided, however, that a converting noteholder will become the record holder of any shares of our common stock due upon such conversion as of the relevant conversion date.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS1 OS0

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution or the effective date of such share split or combination, as applicable

CR1 =	the conversion rate in effect immediately after such ex-dividend date or effective date, as applicable

OS0 =	the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date, as applicable

OS1 =	the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date, as applicable, after giving pro forma effect to such dividend, distribution, share split or share combination

(2) If we distribute to holders of all or substantially all of our common stock any rights or warrants entitling them for a period of not more than 45 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR1	=	CR0	×	OS0 + X OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior the ex-dividend date for such distribution

CR1 =	the conversion rate in effect immediately after such ex-dividend date

OS0 =	the number of shares of our common stock outstanding immediately after such ex-dividend date

X =	the total number of shares of our common stock issuable pursuant to such rights or warrants

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the distribution of such rights or warrants

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to holders of all or substantially all of our common stock, excluding

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	as described below in this paragraph (3) with respect to spin-offs;

then the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0 SP0 − FMV

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR1 =	the conversion rate in effect immediately after such ex-dividend date

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution

FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR1	=	CR0	×	FMV0 + MP0 MP0

where,

CR0 =	the conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the effective date of the spin-off

CR1 =	the conversion rate in effect immediately after the effective date of the spin-off

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period from, and including, the effective date of the spin-off

MP0 =	the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period from, and including, the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off and shall be applied on a retroactive basis from, and including, the effective date of the spin-off; provided that in respect of any conversion occurring prior to the effective date of the spin-off with respect to which the settlement date would occur during the 10 trading days from, and including, the effective date of any spin-off, references with respect to the spin-off to the 10 consecutive trading-day period shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the settlement date in determining the applicable conversion rate.

(4A) If any regular quarterly cash dividend or distribution made to holders of all or substantially all of our common stock is in excess of $0.18 per share (the “initial dividend threshold”), the conversion rate will be adjusted based on the following formulas:

CR1	=	CR0	×	SP0 SP0 − C

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution

CR1 =	the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution

C =	the amount in cash per share we distribute to holders of our common stock in excess of the initial dividend threshold

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate under this clause (4A).

(4B) If we pay any cash dividend or distribution that is not a regular quarterly cash dividend or distribution to holders of all or substantially all of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0 SP0 − C

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution

CR1 =	the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution

C =	the amount in cash per share we distribute to holders of our common stock

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	AC + (SP1 × OS1) OS1 × SP1

where,

CR0 =	the conversion rate in effect immediately prior to the effective date of the adjustment

CR1 =	the conversion rate in effect immediately after the effective date of the adjustment

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares accepted for purchase or exchange in such tender or exchange offer

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the reduction of shares accepted for purchase or exchange in such tender or exchange offer)

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires and shall be applied on a retroactive basis from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion occurring prior to the date such tender or exchange offer expires with respect to which the settlement date would occur during the 10 trading days from, and including, the trading day next succeeding the date such tender or exchange offer expires, references with respect to the tender or exchange offer to the 10 consecutive trading-day period shall be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the date such tender or exchange offer expires and the settlement date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. If we pay withholding taxes on your behalf as a result of an adjustment to the conversion rate of the notes, we may, at our option and pursuant to certain provisions of the indenture, set-off such payments against payments of cash and common stock on the notes. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, holders that convert their notes will receive, in addition to our common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate that we elect not to make and take them into account upon the earlier of (1) any conversion of notes or (2) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the conversion rate by at least 1%. Except as described below in this section, in “— Recapitalizations, Reclassifications and Changes of Our Common Stock” and in “— Adjustment to Shares Delivered upon Conversion upon Certain Fundamental Changes,” we will not adjust the conversion rate.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets, or (B) any statutory share exchange, consolidation or merger involving us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our subsidiaries, then, at the effective time of the transaction, the right to convert a note will be changed into, with respect to each $1,000 in principal amount of notes, a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate last reported sale prices over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective at any time during the period from which such prices are to be calculated. Such adjustments will be effective as of the effective date of the adjustment to the conversion rate.

Adjustment to Shares Delivered upon Conversion upon Certain Fundamental Changes

If a “fundamental change” occurs and a holder elects to convert its notes in connection with such fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. Any conversion will be deemed to have occurred in connection with such fundamental change only if (A) in the case of a fundamental change described in clause (2) of the definition of fundamental change, such notes are surrendered for conversion from and after the date that is 30 scheduled trading days prior to the anticipated effective date of such fundamental change through and including the business day immediately preceding the related fundamental change purchase date (as defined below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”), or (B) in the case of a fundamental change described in clause (1) or (3) of the definition of fundamental change, such notes are surrendered for conversion from and after the effective date of such fundamental change through and including the business day immediately preceding the related fundamental change purchase date. We will notify noteholders and issue a press release (A) at least 30 scheduled trading days prior to the anticipated effective date of any fundamental change described in clause (2) of the definition of fundamental change and (B) no later than five business days after the effective date of any other fundamental change.

Upon surrender of notes for conversion in connection with a fundamental change, we will deliver shares of common stock, including the additional shares, as described under “— Settlement of Conversions in a Fundamental Change.” However, if the consideration for our common stock in any fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the applicable conversion rate (including any adjustment as described in this section) multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (1) or (2) of the definition thereof, and holders of our common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the effective date of the fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

Stock price on fundamental change date

Effective date	$32.15	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00	$140.00	$150.00

June 2, 2009	7.1778	6.3989	4.0680	2.7512	1.9456	1.4227	1.0672	0.8162	0.6336	0.4974	0.3936	0.3131	0.2498
June 1, 2010	7.1778	6.3021	3.8812	2.5482	1.7544	1.2527	0.9200	0.6905	0.5271	0.4073	0.3176	0.2491	0.1958
June 1, 2011	7.1778	5.9720	3.4948	2.1858	1.4404	0.9897	0.7031	0.5131	0.3822	0.2891	0.2210	0.1701	0.1312
June 1, 2012	7.1778	5.3280	2.8389	1.6189	0.9810	0.6278	0.4214	0.2945	0.2125	0.1570	0.1179	0.0893	0.0676
June 1, 2013	7.1778	4.1101	1.7098	0.7437	0.3503	0.1849	0.1111	0.0749	0.0547	0.0418	0.0326	0.0253	0.0193
June 1, 2014	7.1778	1.0737	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case the following shall apply:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $150.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $32.15 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion of the notes exceed 31.1041 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth above under “— Conversion Rate Adjustments.”

In addition, if a holder of notes elects to convert its notes prior to the effective date of any fundamental change, and the fundamental change does not occur, such holder will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Our obligation to increase the conversion rate as described above could discourage a potential acquirer of us. The provisions with respect to the adjustment to the conversion rate upon a fundamental change, however, are not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

Settlement of Conversions in a Fundamental Change

As described above under “— Recapitalizations, Reclassifications and Changes of Our Common Stock,” upon effectiveness of any fundamental change described under clause (2) of the definition of fundamental change as set forth below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes,” the notes will be convertible only into reference property, if applicable. If, as described above in “— Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes,” we are required to increase the conversion rate for notes converted in connection with such fundamental change by the additional shares as a result of the fundamental change, notes so surrendered for conversion will be settled as follows:

•	If the date on which the notes are surrendered for conversion is prior to the third trading day immediately preceding the effective date of the fundamental change, we will settle such conversion by delivering the amount of shares of our common stock, based on the conversion rate then in effect without regard to the number of additional shares to be added to the conversion rate as described above, on the third trading day immediately following the applicable conversion date. In addition, as soon as practicable following the effective date of the fundamental change, we will deliver an amount of reference property equal to the amount of reference property that would have been issuable in respect of the additional shares pursuant to such fundamental change.

•	If the date on which the notes are surrendered for conversion is on or after the third trading day immediately preceding the effective date of the fundamental change, we will settle such conversion by delivering an amount of reference property equal to the amount of reference property that would have been issuable upon conversion of the notes immediately after giving effect to the fundamental change based on the conversion rate as increased by the additional shares.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, each holder will have the right, at that holder’s option, to require us to purchase for cash any or all of that holder’s notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, if any, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us that is no later than the 35th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of all shares of our common equity entitled to vote generally in the election of directors, unless such beneficial ownership arises as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; and provided, that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer;

(2) consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any statutory share exchange, consolidation or merger involving us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our subsidiaries, other than any transaction:

•	involving a consolidation or merger that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•	where the holders of more than 50% of all classes of our common equity immediately prior to such transaction that is a statutory share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent entity thereof immediately after such transaction; or

•	that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(3) our common stock (or other capital stock or American Depositary Receipts into which the notes are then convertible pursuant to the terms of the indenture) ceases to be listed on the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors).

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if 90% or more of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with the transaction or transactions constituting the fundamental change consists of shares of capital stock or American Depositary Receipts traded on the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors) or which will be so traded when issued or exchanged in connection with the transaction that would otherwise be a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, a holder must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. The purchase notice must include the following information:

•	if certificated, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount of the holder’s notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the holder’s notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall include the following information:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, the notice must comply with appropriate DTC, Clearstream and/or Euroclear procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. A holder of notes that has exercised the purchase right will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the second business day following the fundamental change purchase date, then the following shall occur:

•	the notes tendered for purchase and not withdrawn will cease to be outstanding and interest, including additional interest, if any, will cease to accrue on such notes on the fundamental change purchase date (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holders with respect to the notes tendered for purchase and not withdrawn will terminate on the fundamental change purchase date (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required do the following:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

We will not be required to make an offer to purchase the notes upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to purchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn in such offer.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition or the value of the notes. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price or be able to arrange for financing to pay the purchase price in connection with a tender of notes for purchase. Our ability to repurchase the notes for cash may be limited by the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors — Risks Related to the Notes — We may not be able to repurchase the notes upon a fundamental change.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Covenants

Neither the Company nor any of its subsidiaries will be restricted by the indenture from any of the following:

•	incurring any indebtedness or other obligation;

•	paying dividends or making distributions on our capital stock or the capital stock of any of our subsidiaries; or

•	purchasing or redeeming our capital stock or the capital stock of any of our subsidiaries.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a change of control or other events involving us or any of our subsidiaries which may adversely affect the creditworthiness or value of the notes, except to the limited extent described under the caption “— Fundamental Change Permits Holders to Require Us to Purchase Notes.” Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the notes, except to the limited extent described following the caption “— Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Merger, Consolidation or Sale of Assets

The Company will not, in a single transaction or through a series of related transactions, consolidate or merge with or into any other person, or, directly or indirectly, sell or convey substantially all of its assets to another person or group of affiliated persons, except that the Company may consolidate or merge with, or sell or convey substantially all of its assets to another person if (i) the Company is the continuing person or the successor person (if other than the Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such person expressly assumes all obligations of the Company under the indenture, including payment of the principal and interest on the notes, and the performance and observance of all of the covenants and conditions of the indenture to be performed by the Company and (ii) there is no default under the indenture. Upon such a succession, the Company will be relieved from any further obligations under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default under the indenture:

(1) we default in the paying principal of or premium, if any, on the notes when due;

(2) we default in paying interest on the notes when due and such default continues for 30 days;

(3) we fail to perform any other covenant or warranty in the notes or in the indenture that continues for a period of 90 days after notice of such failure as provided in the indenture;

(4) we fail to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and the default continues for a period of three business days after there has been given, by registered or certified mail, to us by the trustee or by such holder, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;

(5) we fail to give a fundamental change notice as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” when due;

(6) failure by us to repurchase notes of such series tendered for repurchase following the occurrence of a fundamental change in conformity with the covenant described under the caption “— Fundamental Change Permits Holders to Require Us to Purchase Notes;”

(7) failure by the Company or any of its subsidiaries to pay any indebtedness for borrowed money, within any applicable grace period after final maturity or the acceleration by the holders thereof, if the total amount of such indebtedness unpaid or accelerated exceeds $50.0 million; and

(8) certain events of bankruptcy, insolvency or reorganization involving us occur.

If an event of default with respect to the notes (other than an event of default described in clause (8) above) should occur and be continuing, either the trustee or the holders of not less than 25% in the principal amount of outstanding notes may declare the notes due and payable. If an event of default described in the clause (8) above occurs with respect to the notes, the principal amount of notes will automatically become due and payable without any declaration by the trustee or the holders. The trustee is required to give holders of the notes written notice of a default with respect to the notes as and to the extent provided by the Trust Indenture Act. As used in this paragraph, a “default” means an event described in the first paragraph under “— Events of Default” without including any applicable grace period.

If at any time after the notes have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, we pay or deposit with the trustee amounts sufficient to pay all matured installments of interest upon the notes and the principal of the notes which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the indenture shall have been paid, and any and all defaults with respect to the notes under the indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the notes then outstanding, by written notice to us and the trustee, may rescind and annul the declaration that the notes are due and payable.

In addition, the holders of a majority in aggregate principal amount of the notes may waive any past default and its consequences with respect to the notes, except a default in the payment of the principal of or any premium or interest on the notes or a default in the performance of a covenant that cannot be modified under the indenture without the consent of the holder of each affected debt security.

The trustee is under no obligation to exercise any of the rights or powers under the indenture at the request, order or direction of any of the holders of the notes, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indenture, the holders of a majority in aggregate principal amount of the notes at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.

No holder of notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, for the appointment of a receiver or trustee or for any other remedy under the indenture unless:

•	The holder has previously given written notice to the trustee of a continuing event of default with respect to the notes; and

•	The holders of at least 25% in principal amount of the outstanding notes have made a written request to the trustee, and offered reasonable indemnity satisfactory to the trustee, to institute proceedings as trustee, the trustee has failed to institute the proceedings within 60 days after its receipt of such notice and the trustee has not received from the holders of a majority in principal amount of the notes a direction inconsistent with that request.

Notwithstanding the foregoing, a holder of notes will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to the provisions of the indenture regarding the payment of default interest, interest on the notes on the interest payment dates and to institute suit for the enforcement of payment.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under “— Reports” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. If we so elect, such additional interest will accrue on all outstanding notes from and including the date on which the event of default relating to the failure to comply with the reporting obligations in the indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to but not including the 120th day thereafter (or such earlier date on which such event of default is cured or waived by the holders of a majority in principal amount of the outstanding notes). On such 120th day (or earlier, if the event of default relating to the reporting obligations under the indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is cured or waived by the holders of a majority in principal amount of the outstanding notes prior to such 120th day), such additional interest will cease to accrue and, if the event of default relating to reporting obligations or the failure to comply with Section 314(a)(1) of the Trust Indenture Act has not been cured or waived prior to such 120th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest on the notes as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the indenture or the failure to comply with Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs.

Modification and Amendment

In addition to the provisions of the indenture described under “Description of Debt Securities — Modification of the Indentures” in the accompanying prospectus, the Company and the trustee may, without the consent of the holders of the notes, modify the indenture or enter into or modify any supplemental indenture to conform the provisions of the indenture to the “Description of Notes” section in this prospectus supplement.

In addition to the provisions of the indenture described under “Description of Debt Securities — Modification of the Indentures” in the accompanying prospectus, the following provisions of the notes may not be modified without the consent of each holder of an outstanding note affected thereby:

(1) the making of any change that adversely affects the conversion rights of any notes or

(2) the reduction of the fundamental change purchase price of any note or the amendment or modification in any manner adverse to the holders of notes the Company’s obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

Defeasance

The satisfaction and discharge and defeasance provisions described under “Description of Debt Securities — Satisfaction and Discharge; Defeasance and Covenant Defeasance” in the accompanying prospectus will not apply to the notes.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes or the indenture. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of the notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of the notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be delivered by us to the trustee within 15 days after the same are required to be filed with the SEC.

Trustee

The Bank of New York Mellon will be the trustee, security registrar, paying agent and conversion agent for the notes. The Bank of New York Mellon, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Exchange and Transfer

You may exchange or transfer the notes in accordance with the indenture. You will not be required to pay a service charge to exchange or transfer the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer will only be made if the transfer agent is satisfied with your proof of ownership. See “— Book-entry issuance.”

Paying and Paying Agents

The Bank of New York Mellon will act as our paying agent for the notes. We may choose to pay interest by mailing checks or making wire or other electronic funds transfers, provided that we will make all payments in respect of global notes by wire transfer of same-day funds. Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to note holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. We may also arrange for additional payment offices and may cancel or change these offices, including any use of the trustee’s corporate trust office. We may appoint or change any paying agent without prior notice to any note holder.

Book-entry Issuance

We have obtained the information in this section concerning DTC, Clearstream Banking S.A., or “Clearstream,” and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The notes will be issued as fully-registered global notes which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global notes through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear (the “U.S. Depositories”), which U.S. Depositories will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Beneficial interests in the global notes will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Notes represented by a global note can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we in our sole discretion determine that that global note will be exchangeable for definitive securities in registered form and notify the trustee of our decision; or

•	an event of default with respect to the notes represented by that global note has occurred and is continuing.

A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.

We will make principal and interest payments on all notes represented by a global note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global note for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global note;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global note for all purposes of the notes. Owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered owners or holders of notes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream

Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of

Euroclear Participants.  Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the notes are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

DESCRIPTION OF COMMON STOCK

Please read the information discussed under the heading “Description of Capital Stock” beginning on page 11 of the accompanying prospectus. On April 28, 2009, we had 500,000,000 shares of authorized common stock, par value $0.10 per share, of which 98,017,737 were outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes, and where noted, the common stock, as of the date of this offering memorandum. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements described herein. This summary generally is addressed only to purchasers of the notes on original issue for their original offering price, deals only with notes held as capital assets and does not purport to address all United States federal income tax matters that may be relevant to investors in special tax situations, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, traders in securities that elect to mark to market, holders of notes that are held as a hedge or as part of a hedging, straddle or conversion transaction, certain former citizens or residents of the United States, regulated investment companies, real estate investment trusts, persons liable for alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies,” or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions and the application of any U.S. federal tax other than the income tax, including, but not limited to the U.S. federal gift tax and estate tax, to their particular situations.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a note that is a partnership, and the partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax on a net income basis in respect of the note regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined under the Code) are authorized to control all substantial decisions of the trust (or certain trusts that have made a valid election to be treated as a United States person).

Payments of Stated Interest.  It is expected, and therefore this discussion assumes, that the first price at which a substantial amount of the notes will be sold to persons (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) will equal the stated principal amount of the notes or an amount which is at a de minimis discount thereto. Accordingly, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by more than a de minimis amount (defined under applicable Treasury regulations as a portion of the principal amount equal to the product of 0.25 percent and the number of complete years to maturity of the notes), a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest in advance of the receipt of cash payments attributable to this income.

Additional Interest Payments.  We may be required to pay additional interest if we fail to timely file certain required documents with the SEC. The obligation to make these payments may implicate the provisions of the Treasury regulations relating to contingent payment debt instruments (“CPDIs”). We intend to take the position that the possibility, as of the date the notes are issued, of the payment of such additional amounts does not result in the notes being treated as CPDIs under the applicable Treasury regulations. Our determination is not, however, binding on the IRS, which could challenge this position. If such challenge were successful, a U.S. Holder might be required to accrue income on the notes in excess of stated interest, and would be required to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event a contingent payment actually occurs, it would affect the amount and timing on the income a U.S. Holder will recognize. The remainder of this discussion assumes that the notes are not treated as CPDIs.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes (Other than a Conversion).  Upon the sale, exchange, redemption or other taxable disposition of a note (including any purchase of notes by us in the case of a fundamental change), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued and unpaid interest, which will be taxed as ordinary income to the extent that a U.S. Holder has not previously recognized this amount. A U.S. Holder’s adjusted tax basis in a note will generally equal the amount that the U.S. Holder paid for the note. Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or other taxable disposition the note has been held for more than one year. Under current law, long-term capital gains of non-corporate taxpayers are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses may be subject to limitations.

Conversion into Common Stock.  A U.S. Holder generally will not recognize any income, gain, or loss upon conversion of a note into common stock, except with respect to common stock received in exchange for accrued and unpaid interest that was not previously included in income and cash received in lieu of a fractional share of common stock. A U.S. Holder’s tax basis in the common stock received on conversion of a note generally will be the same as its adjusted tax basis in the note at the time of the conversion, reduced by any basis allocable to a fractional share, and the holding period for the common stock received on conversion generally will include the holding period of the note converted.

To the extent, however, that any common stock received upon conversion is considered attributable to accrued interest not previously included in income, the receipt of the common stock will be taxable as ordinary income. A U.S. Holder’s tax basis in the shares of common stock considered attributable to accrued interest will equal the amount of such accrued interest included in income, and the holding period for such common stock will begin on the day following the date of conversion.

Cash received in lieu of a fractional share of common stock upon conversion should be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock should result in capital gain or loss in an amount equal to the difference between the cash received and your adjusted tax basis in the fractional share. This capital gain or loss should be taxable as described below under “— Sale or Other Disposition of Common Stock.”

Possible Effects of Changes to the Notes.  In certain situations, we may provide for the conversion of notes into shares of an acquirer (as described above under the heading “Description of Notes — Conversion Rights — Recapitalizations, Reclassifications and Changes of Our Common Stock”). In addition, subject to certain exceptions, the terms of the notes may be modified or amended (as described above under the heading “Description of Notes — Modification and Amendment”). Depending on the circumstances, such changes to the notes could result in a deemed exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Constructive Distributions.  U.S. Holders may, in certain circumstances, be deemed to have received distributions of our stock if the conversion price of the notes is adjusted. Generally, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. Holders will not be deemed to result in a constructive stock distribution. Certain of the possible adjustments with respect to the notes, however, may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder will be deemed to have received constructive distributions includible in its income in the manner described under “— Taxation of Distributions Paid on Common Stock,” below, even though such U.S. Holder has not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to a U.S. Holder. It is not clear under existing law whether a constructive distribution deemed paid to a U.S. Holder would be eligible for preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It also is unclear under existing law whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive distributions. Because a constructive distribution deemed received by a U.S. Holder would not give rise to any cash from which applicable withholding tax could be satisfied, if we pay backup withholding taxes (discussed below) on behalf of a U.S. Holder, we may, at our option and pursuant to certain provisions of the indenture, set-off any such payment against payments of cash and common stock payable on the notes.

Taxation of Distributions Paid On Common Stock.  To the extent paid out of current or accumulated earnings and profits, distributions paid on common shares, other than certain pro rata distributions of common shares, will be treated as a taxable dividend when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders in tax years prior to 2011 currently are eligible to be taxed at reduced rates if the non-corporate U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction if the corporate U.S. Holders meet certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock.  For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the common stock is more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the common stock disposed of. Under current law, long-term capital gains of non-corporate taxpayers are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses may be subject to limitations.

Backup Withholding and Information Reporting.  Information returns will be filed with the IRS in connection with payments on the notes, dividends on the common stock and the proceeds from a sale or other disposition of the notes or the common stock. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, a “Non-U.S. Holder” means a beneficial owner (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) of a note that is not a U.S. Holder. Non-U.S. Holders are urged to consult their own tax advisors concerning the U.S. federal income tax, U.S. federal gift tax and estate tax, as well as state and local tax consequences of the purchase, ownership, and conversion and taxable disposition of the notes or common stock under their particular situations.

Payments of Stated Interest.  Subject to the discussion below concerning backup withholding, payments of interest (including original issue discount, if any) on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

•	interest paid on the notes is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving the interest on a loan agreement entered into in the ordinary course of its trade or business; and

•	The Non-U.S. Holder certifies, under penalties of perjury, that such holder is not a U.S. person and provides such holder’s name and address in the form and manner required by the Code and Treasury regulations promulgated thereunder.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to it will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder qualifies for the benefits of an applicable tax treaty under which such payments of interest are either exempt from, or subject to a reduced rate of, U.S. federal withholding tax and such Non-U.S. Holder certifies that it is entitled to such treaty benefits by providing an IRS Form W-8BEN.

In addition, if interest on the notes is effectively connected with a trade or business conducted by a Non-U.S. Holder, such Non-U.S. Holder will not be subject to withholding if it complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI) and will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated rates in the same manner as if it were a U.S. Holder. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence and the Non-U.S. Holder claims the benefit of a treaty by properly submitting an IRS Form W-8BEN, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty. If a Non-U.S. Holder is a corporation, effectively connected income also may be subject to the additional branch profits tax, which is imposed on a foreign corporation on the deemed repatriation from the U.S. of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Sale, Exchange or Other Disposition of Notes or Shares of Common Stock.  Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other disposition of notes or common stock, unless:

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of that sale, exchange or other disposition of notes or common stock, and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and either (a) the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (b) the Non-U.S. Holder: (1) beneficially owns, or is deemed to own, more than five percent of our common stock; (2) beneficially owns, or is deemed to own, more than five percent of the notes; or (3) beneficially owns, or is deemed to own, notes which, on any date on which the Non-U.S. Holder acquires any notes, have a fair market value of more than five percent of the fair market value of our common stock.

We believe we are not, and we do not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of notes or common stock is effectively connected with a conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes or common stock may be effectively connected with a conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes and common stock, including the possible imposition of a branch profits tax.

Dividends.  Dividends (including deemed dividends on the notes described above under “— Tax Consequences to U.S. Holders — Constructive Distributions”) paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30 percent rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

In the case of any constructive distribution, it is possible that the U.S. federal tax on the constructive distribution would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a properly executed Form W-8ECI, certifying that the dividends are effectively connected with the Non- U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (or a lower treaty rate).

Backup Withholding and Information Reporting.  Information returns will be filed with the IRS in connection with payments on the notes and on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes and on the common stock or on the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest (including original issue discount, if any), described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund provided that the required information is timely furnished to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO HOLDERS WITH RESPECT TO THEIR ACQUISITION, OWNERSHIP, OR DISPOSITION OF THE NOTES OR OUR COMMON STOCK INTO WHICH NOTES ARE CONVERTIBLE PURSUANT TO THE OFFER OR IN TRANSACTIONS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT, AND HOLDERS SHOULD, CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

UNDERWRITING

J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal Amount
Underwriter	of Notes

J.P. Morgan Securities Inc.	$111,020,000
Citigroup Global Markets Inc.	111,020,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	31,990,000
PNC Capital Markets LLC	15,960,000
Mitsubishi UFJ Securities (USA), Inc.	12,810,000
Credit Suisse Securities (USA) LLC	12,810,000
Goldman, Sachs & Co.	12,810,000
Morgan Stanley & Co. Incorporated	12,810,000
Wachovia Capital Markets, LLC	12,810,000
BNY Mellon Capital Markets, LLC	7,980,000
HSBC Securities (USA) Inc.	7,980,000

Total	$350,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes (other than those covered by the over-allotment option described below) if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 1.80% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement to purchase up to $52,500,000 additional aggregate principal amount of notes at the public offering price less the discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any. To the extent the option is exercised, each underwriter must purchase an additional aggregate principal amount of notes approximately proportionate to that underwriter’s initial purchase commitment. Any notes issued or sold under the option will be issued and sold on the same terms and conditions as the other notes that are the subject of this offering.

We have agreed that we will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. for a period of 90 days after the date of this prospectus supplement.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes). These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Paid by ATI
	No Exercise	Full Exercise

Per note	3.00%	3.00%

We estimate that our total expenses for this offering will be $575,000.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	“Covered” short sales are sales of notes in an amount up to the number of notes represented by the over-allotment option.

•	“Naked” short sales are sales of notes in an amount in excess of the number of notes represented by the over-allotment option.

•	Covering transactions involve purchases of notes either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase notes in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase notes in the open market after the distribution has been completed or must exercise their over-allotment option. In determining the source of notes to close the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes by exercising their over-allotment option.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In connection with this offering, the underwriters (or their affiliates) may, for their own accounts, enter into asset swaps, credit derivatives or other derivative transactions relating to the notes and/or the shares issuable upon conversion of the notes at the same time as the offer and sale of the notes or in secondary market transactions. Such transactions may be entered into with the company’s affiliates. As a result of such transactions, the underwriters may hold long or short positions in such notes or derivatives or in the shares issuable upon conversion of the notes. These transactions may comprise a substantial portion of the offering and no disclosure will be made of any such positions. In addition, the underwriters (or their affiliates) may have purchased notes and been allocated the notes for asset management and/or proprietary purposes and not with a view to distribution.

Certain of the underwriters or their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000

(Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by K&L Gates LLP, Pittsburgh, Pennsylvania. The underwriters have been represented in connection with the offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Allegheny Technologies Incorporated (ATI) appearing in Allegheny Technologies Incorporated’s Annual Report (Form 10-K) for the year ended December 31, 2008 and ATI’s effectiveness of internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and ATI’s effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Allegheny Technologies Incorporated

Debt Securities
Preferred Stock
Common Stock
Warrants
Purchase Contracts
Purchase Units
Depositary Shares

We may offer from time to time, in one or more offerings:

•	senior debt securities;

•	subordinated debt securities;

•	preferred stock;

•	common stock;

•	warrants to purchase debt securities, preferred stock or common stock;

•	purchase contracts;

•	purchase units; or

•	depositary shares.

Our common stock is listed on the New York Stock Exchange under the symbol “ATI.”

We will provide the specific terms of any securities we offer in one or more supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a delayed or continuous basis. If any offering involves underwriters, dealers or agents, arrangements with them will be described in a prospectus supplement relating to that offering.

This prospectus describes some of the general terms that may apply to these securities, the specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus or in one or more reports which we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that contains a description of those securities. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

We urge you to read carefully the information included or incorporated by reference in this prospectus and any applicable prospectus supplement for a discussion of factors you should consider before deciding to invest in any securities offered by this prospectus, including the information under “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 26, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), using an automatic shelf registration process. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus does not contain all of the information in that registration statement. For further information about our business and the securities that may be offered under this prospectus, you should refer to the registration statement and its exhibits. The exhibits to the registration statement contain the full text of certain contracts and other important documents that we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these contracts and documents. These summaries are qualified in all respects by reference to all of the provisions contained in the applicable contract or document. The registration statement and its exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s internet address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and our reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our Internet website is www.alleghenytechnologies.com. Information contained on our website is not part of, and should not be construed as being incorporated by reference into, this prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities covered by this prospectus, including between the date of this prospectus and the date on which the offering of the securities under this prospectus is terminated, except as noted in the paragraph below:

Our SEC Filings (File No. 1-12001)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2008
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2009
Current Reports on Form 8-K	January 16, February 24 and April 22, 2009
Registration Statement on Form 8-A	July 30, 1996

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or into this prospectus.

Statements contained in prospectus as to the contents of any contract, agreement or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. For a more complete understanding and description of each such contract, agreement or other document, we urge you to read the documents contained in the exhibits to the registration statement of which the accompanying prospectus is a part.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus. Requests should be directed to: Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479, Attention: Corporate Secretary; telephone number: (412) 394-2800. You also may review a copy of the registration statement and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet site.

ii

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference in this prospectus. Because the following is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference in this prospectus and any accompanying prospectus supplement before deciding whether to invest in the notes. References to “Allegheny Technologies”, “ATI”, the “Company”, “we”, “our” and “us” and similar terms means Allegheny Technologies Incorporated and its subsidiaries, unless the context otherwise requires.

Allegheny Technologies Incorporated

We are one of the largest and most diversified specialty metals producers in the world. We use innovative technologies to offer global markets a wide range of specialty metals solutions. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, zirconium, hafnium and niobium, stainless and specialty steel alloys, grain-oriented electrical steel, tungsten-based materials and cutting tools, and carbon alloy impression die forgings and large grey and ductile iron castings. Our specialty metals are produced in a wide range of alloys and product forms and are selected for use in applications that demand metals having exceptional hardness, toughness, strength, resistance to heat, corrosion or abrasion, or a combination of these characteristics. Our specialty metals serve a range of end markets on a global basis, including aerospace and defense, the chemical process industry and oil and gas industry, electrical energy and medical device products. Our common stock is quoted on the New York Stock Exchange under the symbol “ATI”. For the year ended December 31, 2008, we generated total sales of approximately $5.3 billion and net income attributable to ATI of $565.9 million through three business segments: High Performance Metals, Flat-Rolled Products and Engineered Products.

Our principal executive offices are located at 1000 Six PPG Place, Pittsburgh, PA 15222, and our telephone number is (412) 394-2800.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference in this prospectus, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any applicable prospectus supplement and in the other documents incorporated by reference in this prospectus. See the information under the heading “Where You Can Find More Information” for information on how to obtain copies of documents incorporated by reference in this prospectus. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

You should carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions in connection with any discussion of future operating or financial performance.

We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 and any of our subsequently filed Quarterly Reports on Form 10-Q could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus or that we otherwise make. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges for the periods indicated:

											Three Months
											Ended
	Year Ended December 31,										March 31,
	2004		2005		2006		2007		2008		2009

Ratios of earnings to fixed charges	1.4	x	6.5	x	18.1	x	25.0	x	19.4	x	1.8x

For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before income tax provision (benefit) and cumulative effect of change in accounting principle plus (income) loss recognized on less than fifty percent owned persons plus fixed charges less capitalized interest. “Fixed Charges” consists of interest expense, the portion of rents deemed to be interest, capitalized interest and amortization of debt expense.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities. Our general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions, working capital, contributions to one or more of our pension plans, satisfaction of other obligations and repurchase of our outstanding equity securities. Pending any such use, the net proceeds from the sale of the debt securities may be invested in short-term, investment grade, interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to an offering of debt securities under this prospectus.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time under this prospectus. The particular terms of the debt securities offered under this prospectus and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement or in an Exchange Act Report. Although our securities include securities denominated in U.S. dollars, we may choose to issue securities in any other currency, including the euro.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under a senior indenture between us and a trustee. We will issue the subordinated debt securities under a subordinated indenture between us and the same or another trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as the trustee. Any debt securities issued by us may be guaranteed by one or more of our subsidiaries.

The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as holders of the applicable debt securities. See the information under the heading “Where You Can Find More Information” for information on how to obtain a copy of the appropriate indenture. The following description also is subject to and qualified by reference to the description of the particular terms of the debt securities and the relevant indenture described in the related prospectus supplement, including definitions used in the relevant indenture. The particular terms of the debt securities that we may offer under this prospectus and the relevant indenture may vary from the terms described below.

General

The senior debt securities will be unsubordinated obligations, will rank equally with all other unsubordinated debt obligations of ours and, unless otherwise indicated in the related prospectus supplement or in an Exchange Act Report, will be unsecured. The subordinated debt securities will be subordinate in right of payment to any senior debt securities. A description of the subordinated debt securities is provided below under “— Subordinated Debt Securities.” The specific terms of any subordinated debt securities will be provided in the related prospectus supplement or in an Exchange Act Report. For a complete understanding of the provisions pertaining to the subordinated debt securities, you should refer to the form of subordinated indenture filed as an exhibit to the Registration Statement of which this prospectus is a part. Unless we elect or are required to secure the debt securities, the debt securities will be effectively subordinated to any of our existing and future secured debt to the extent of the assets securing that debt.

Our primary sources of payment for our payment obligations under the debt securities will be revenues from our operations and investments and cash distributions from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on debt securities issued by us or to make funds available to us. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The indentures do not restrict our subsidiaries from entering into agreements that prohibit or limit their ability to pay dividends or make other payments or advances to us.

To the extent that we must rely on cash from our subsidiaries to pay amounts due on the debt securities, the debt securities will be effectively subordinated to all our subsidiaries’ liabilities, including their trade payables. This means that our subsidiaries may be required to pay all of their creditors in full before their assets are available to us. Even if we are recognized as a creditor of our subsidiaries, our claims would be effectively subordinated to any security interests in their assets and also could be subordinated to some or all other claims on their assets and earnings.

In addition to the debt securities that we may offer pursuant to this prospectus, we may issue other debt securities in public or private offerings from time to time. These other debt securities may be issued under other indentures or documentation that are not described in this prospectus, and those debt securities may contain provisions materially different from the provisions applicable to one or more issues of debt securities offered pursuant to this prospectus.

Terms

The indentures will not limit the principal amount of debt, including unsecured debt, or other securities that we or our subsidiaries may issue.

We may issue notes or bonds in traditional paper form, or we may issue a global security. The debt securities of any series may be issued in definitive form or, if provided in the related prospectus supplement or in an Exchange Act Report, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by us. Each debt security represented by a global security is referred to as a “Book-Entry Security.”

Debt securities may be issued from time to time pursuant to this prospectus and will be offered on terms determined by market conditions at the time of sale. Debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the related prospectus supplement or in an Exchange Act Report, debt securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

Please refer to the related prospectus supplement or Exchange Act Report for the specific terms of the debt securities offered, including the following:

•	Designation of an aggregate principal amount, purchase price and denomination;

•	Date of maturity;

•	If other than U.S. currency, the currency in which the debt securities may be purchased and the currency in which principal, premium, if any, and interest will be paid;

•	The interest rate or rates and the method of calculating interest (unless we specify a different method, interest will be calculated based on a 360-day year consisting of 12 30-day months);

•	The date or dates from which the interest will accrue, the payment dates on which any premium and interest will be payable or the manner of determination of the payment dates and the record dates for the determination of holders to whom interest is payable;

•	The place or places where principal, any premium and interest will be payable;

•	Any redemption or sinking fund provisions or other repayment or repurchase obligations;

•	Any index used to determine the amount of payment of principal of and any premium and interest on the debt securities;

•	The application, if any, of the defeasance provisions to the debt securities;

•	If other than the entire principal amount, the portion of the debt securities that would be payable upon acceleration of the maturity thereof;

•	Whether the debt securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

•	Whether the debt securities may be converted into or exercised or exchanged for our common stock, preferred stock, warrants, other securities, purchase contracts or purchase units and the terms of such conversion, exercise or exchange, if any;

•	Whether the debt securities will be guaranteed by one or more of our subsidiaries and, if so, the identity of the guarantors;

•	Any covenants applicable to the debt securities being offered;

•	Any events of default applicable to the debt securities being offered;

•	Any changes to the events of default described in this prospectus;

•	The terms of subordination, if applicable;

•	The terms of conversion, if applicable; and

•	Any other specific material terms, including any additions to the terms described in this prospectus and any terms that may be required by or advisable under applicable law.

Except with respect to book-entry securities, debt securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and the related prospectus supplement or Exchange Act Report. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Merger, Consolidation or Sale of Assets

The Company will not, in a single transaction or through a series of related transactions, consolidate or merge with or into any other person, or, directly or indirectly, sell or convey all or substantially all of its properties and assets to another person or group of affiliated persons, except that the Company may consolidate or merge with, or sell or convey substantially all of its assets to another person if (i) the Company is the continuing person or the successor person (if other than the Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such person expressly assumes all obligations of the Company under the indenture, including payment of the principal and interest on the debt securities, and the performance and observance of all of the covenants and conditions of the indenture to be performed by the Company and (ii) there is no default under the indenture. Upon such a succession, the Company will be relieved from any further obligations under the indenture.

Events of Default

Except as otherwise set forth in the applicable prospectus supplement or in an Exchange Act Report, an event of default shall occur with respect to any series of debt securities when:

•	We default in paying principal of or premium, if any, on any of the debt securities of such series when due;

•	We default in paying interest on the debt securities of such series when due and such default continues for 30 days;

•	We default in making deposits into any sinking fund payment with respect to any debt security of such series when due and such default continues for 30 days;

•	We fail to perform any other covenant or warranty in the debt securities of such series or in the applicable indenture, and such failure continues for a period of 90 days after notice of such failure as provided in that indenture;

•	Certain events of bankruptcy, insolvency, or reorganization involving us occur; or

•	Any other event of default specified in the applicable prospectus supplement or in an Exchange Act Report occurs with respect to debt securities of that series.

We will be required annually to deliver to the trustee officers’ certificates stating whether or not the officers signing such certificates have any knowledge of any default in the performance by us of our obligations under the applicable indenture.

If an event of default shall occur and be continuing with respect to any series (other than an event of default described in the fifth bullet point of the first paragraph above under “— Events of Default”), the trustee or the holders of not less than 25% in principal amount of the debt securities of such series then outstanding (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) may declare the debt securities of such series to be immediately due and payable. If an event of default described in the fifth bullet point of the first paragraph above under “— Events of Default” occurs with respect to any series of debt securities, the principal amount of all debt securities of that series (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) will automatically become due and payable without any declaration by the trustee or the holders. The trustee is required to give holders of the debt securities of any series written notice of a default with respect to such series as and to the extent provided by the Trust Indenture Act. As used in this paragraph, a “default” means an event described in the first paragraph under “— Events of Default” without including any applicable grace period.

If at any time after the debt securities of such series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, we pay or deposit with the trustee amounts sufficient to pay all matured installments of interest upon the debt securities of such series and the principal of all debt securities of such series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the applicable indenture shall have been paid, and any and all defaults with respect to such series under that indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding, by written notice to us and the trustee, may rescind and annul the declaration that the debt securities of such series are due and payable.

In addition, the holders of a majority in aggregate principal amount of the debt securities of such series may waive any past default and its consequences with respect to such series, except a default in the payment of the principal of or any premium or interest on any debt securities of such series or a default in the performance of a covenant that cannot be modified under the applicable indenture without the consent of the holder of each affected debt security.

The trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of the debt securities of each series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

No holder of debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture, for the appointment of a receiver or trustee or for any other remedy under the indenture unless:

•	The holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series; and

•	The holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request to the trustee, and offered reasonable indemnity satisfactory to the trustee, to institute proceedings as trustee, the trustee has failed to institute the proceedings within 60 days after its receipt of such notice and the trustee has not received from the holders of a majority in principal amount of the debt securities of that series a direction inconsistent with that request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to the provisions of the applicable indenture regarding the payment of default interest, interest on that debt security on the due dates expressed in that security and to institute suit for the enforcement of payment.

Modification of the Indentures

Each indenture will contain provisions permitting us and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the debt securities for any of the following purposes:

•	to evidence the succession of another corporation to us in accordance with “— Merger, Consolidation or Sale of Assets”;

•	to add to our covenants further covenants for the benefit or protection of the holders of any or all series of debt securities or to surrender any right or power conferred upon us by that indenture;

•	to add any additional events of default with respect to all or any series of debt securities;

•	to add to or change any of the provisions of that indenture to facilitate the issuance of debt securities in bearer form with or without coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of debt securities thereunder, under certain conditions designed to protect the rights of any existing holder of those debt securities;

•	to secure all or any series of debt securities;

•	to establish the forms or terms of the debt securities of any series;

•	to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee; and

•	to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture or to change any other provisions with respect to matters or questions arising under that indenture, provided that any such action shall not adversely affect the interests of the holders of any series of debt securities.

We and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of debt securities affected thereby at the time outstanding, except that no such modifications shall:

•	change the fixed maturity of any debt securities or any installment of principal, interest or premium on any debt securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount debt security or any other debt security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the debt securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any debt security to require us to repay or repurchase that security, without the consent of the holder of each debt security so affected;

•	reduce the percentage of debt securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, without the consent of the holders of all debt securities affected thereby then outstanding;

•	modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described above, except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each debt security affected thereby, without the consent of the holder of each debt security affected thereby;

•	change any obligation of ours to maintain an office or agency;

•	change any obligation of ours to pay additional amounts;

•	adversely affect any right of repayment or repurchase at the option of the holder; or

•	reduce or postpone any sinking fund or similar provision.

With respect to any vote of holders of a series of debt securities, we generally will be entitled to set any date as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

Except as otherwise specified in the applicable prospectus supplement or in an Exchange Act report, each indenture shall be satisfied and discharged if (i) we shall deliver to the trustee all debt securities then outstanding for cancellation or (ii) all debt securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and we shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of debt securities that have become due and payable), provided that in either case we shall have paid all other sums payable under that indenture.

Each indenture will provide, if such provision is made applicable to the debt securities of a series, that we may elect either (A) to defease and be discharged from any and all obligations with respect to any debt security of such series, or “defeasance,” or (B) to be released from our obligations with respect to such debt security under certain of the covenants and events of default under that indenture together with additional covenants that may be included for a particular series and that certain events of default shall not be events of default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money or certain U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt security, on the scheduled due dates.

In the case of defeasance or covenant defeasance, the holders of such debt securities will be entitled to receive payments in respect of such debt securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indentures) to the effect that the holders of the debt securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the applicable indenture.

Record Dates

The indentures will provide that in certain circumstances we may establish a record date for determining the holders of outstanding debt securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the debt securities of such series.

Subordinated Debt Securities

Subordinated debt securities will be subordinate, in right of payment, to all senior debt. Senior debt is defined to mean, with respect to us, the principal, premium, if any, interest, fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing on the following:

•	all indebtedness of ours, whether outstanding on the date of issuance or thereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•	any indebtedness of others of the kinds described in the preceding clause for the payment of which we are responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

•	amendments, renewals, extensions and refundings of any indebtedness described above, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it provides that such indebtedness is not senior or prior in right of payment to the subordinated debt securities.

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent provided in the subordinated debt indenture, in right of payment to the prior payment in full of all of our senior debt. Our obligation to make payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal and premium, if any, sinking fund or interest, if any, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the principal and premium, if any, sinking fund and interest, if any, on our senior debt has been made or duly provided for in money or money’s worth.

Notwithstanding the foregoing, unless all of our senior debt has been paid in full, in the event that any payment or distribution made by us is received by the trustee or the holders of any of the subordinated debt securities, such payment or distribution must be paid over to the holders of our senior debt or a person acting on their behalf, to be applied toward the payment of all our senior debt remaining unpaid until all the senior debt has been paid in full. Subject to the payment in full of all of our senior debt, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior debt.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of our subordinated debt securities.

Governing Law

The laws of the State of New York will govern each indenture and will govern the debt securities.

“Street Name” and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers generally will not be recognized by us as legal holders of debt securities. This is called holding in “street name.” Instead, we would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in “street name,” you should check with your own institution to find out, among other things:

•	how it handles payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if applicable;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	if applicable, how it would pursue rights under your debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Our obligations, as well as the obligations of the trustee under the indentures and those of any third parties employed by us or the trustee under either of the indentures, run only to persons who are registered as holders of debt securities issued under the applicable indenture. As noted above, we do not have obligations to you if you hold in “street name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “street name” customer but does not do so.

Book-Entry Securities

The following description of book-entry securities will apply to any series of debt securities issued in whole or in part in the form of one or more global securities except as otherwise described in the related prospectus supplement or in an Exchange Act Report.

Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary, or “participants,” or persons that may hold interests through participants.

Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither we, the trustee nor any agent of ours or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.

A global security representing a book-entry security is exchangeable for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice, (b) at any time the depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that the depositary has ceased to be registered as a clearing agency, (c) we in our sole discretion determine that that the global security is so transferable or will be exchangeable for definitive securities in registered form and, in each case, notify the trustee of our decision, (d) an event of default with respect to the debt securities of that series has occurred and is continuing or (e) other circumstances exist that have been specified in the terms of the debt securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, purchase contracts, units or depositary shares that may be offered pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We may issue, either separately or together with other securities, including as a part of units, shares of our common stock. Shares of common stock issued as part of units may be attached to or separate from any other securities part of those units. Under our Restated Certificate of Incorporation, we are authorized to issue up to 500,000,000 shares of our common stock. As of April 28, 2009, we have 98,017,737 shares of common stock issued and outstanding and have reserved 2,338,720 additional shares of common stock for issuance under our stock compensation plans.

A prospectus supplement relating to an offering of common stock or other securities convertible or exchangeable for, or exercisable into, common stock, or the settlement of which may result in the issuance of common stock, will describe the relevant terms, including the number of shares offered, any initial offering price and market price and dividend information, as well as, if applicable, information on other related securities.

The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following:

•	the Delaware General Corporation Law, as it may be amended from time to time;

•	our Restated Certificate of Incorporation, as it may be amended or restated from time to time; and

•	our Bylaws, as they may be amended or restated from time to time.

Dividends.  The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of our preferred stock.

Voting Rights.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Rights upon Liquidation.  In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous.  The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Mellon Investor Services LLC is the transfer agent and registrar for the common stock.

Preferred Stock

We may elect to issue shares of our preferred stock from time to time, as described in the applicable prospectus supplement. We may issue shares of preferred stock separately or as a part of units, and any such shares issued as part of units may be attached to or separate from any other securities part of those units. Shares of our preferred stock may have dividend, redemption, voting and liquidation rights taking priority over our common stock, and shares of our preferred stock may be convertible into our common stock.

Our Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series. In addition, our Board of Directors is authorized to establish from time to time the number of shares to be included in each series of preferred stock and to fix the designation, powers (including but not limited to voting powers, if any), preferences and rights of the shares of each series of preferred stock and any qualifications, limitations or restrictions of each series of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding common stock, without a vote of the holders of the preferred stock, or of any series of preferred stock, unless a vote of any such holders is required pursuant to the terms of any preferred stock.

Our Restated Certificate of Incorporation authorizes our Board of Directors without further stockholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, in one or more series. As of the date of this prospectus, no shares of preferred stock have been issued. We have 6,000,000 shares of preferred designated as Series A Junior Participating Preferred Stock in connection with our prior rights agreement, leaving 44,000,000 shares of preferred stock remaining available for designation and issuance.

The particular terms of any series of preferred stock being offered by us under this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the preferred stock and

•	the number of shares offered;

•	the purchase price of the preferred stock;

•	the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	any conversion provisions of the preferred stock;

•	the voting rights, if any, of the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, the definitive terms will be disclosed in the applicable prospectus supplement. The summary in this prospectus is not complete. You should refer to the applicable Certificate of Amendment to our Restated Certificate of Incorporation or certificate of designations, as the case may be, establishing a particular series of preferred stock, in either case which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with an offering of preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable.

Dividend Rights.  The preferred stock will be preferred over our common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on our common stock will be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is set forth in the applicable prospectus supplement relating to the series. Accruals of dividends will not bear interest.

Rights upon Liquidation.  The preferred stock will be preferred over our common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

Redemption.  All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series. All shares of any series of preferred stock will be convertible into shares of our common stock or into shares of any other series of our preferred stock to the extent set forth in the applicable prospectus supplement.

Voting Rights.  Except as indicated in the applicable prospectus supplement, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to stockholders. The holders of common stock and the holders of all series of preferred stock will vote together as one class.

Additional Series of Preferred Stock.  In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us and not approved by our board of directors, it would be possible for the board to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, our Restated Certificate of Incorporation, as it may amended or restated from time to time, and the applicable rules of the stock exchanges upon which the common stock is listed. The consent of our stockholders would not be required for any such issuance of preferred stock.

Special Charter Provisions.  Our Restated Certificate of Incorporate provides that:

•	our Board of Directors is classified into three classes;

•	in addition to the requirements of law and the other provisions of our Restated Certificate of Incorporation, the affirmative vote of at least two-thirds of the outstanding shares of our common stock is required for the adoption or authorization of any of the following events unless the event has been approved at a meeting of our Board of Directors by the vote of more than two-thirds of the incumbent members of our Board of Directors:

•	any merger or consolidation of us with or into any other corporation;

•	any sale, lease, exchange, transfer or other disposition, but excluding a mortgage or any other security device, of all or substantially all of our assets;

•	any merger or consolidation of a Significant Shareholder (as defined in our Restated Certificate of Incorporation) with or into us or a direct or indirect subsidiary of ours;

•	any sale, lease, exchange, transfer or other disposition to us or to a direct or indirect subsidiary of ours of any of our common stock held by a Significant Shareholder or any other assets of a Significant Shareholder which, if included with all other dispositions consummated during the same fiscal year of ours by the same Significant Shareholder, would result in dispositions of assets having an aggregate fair value in excess of five percent of our total consolidated assets as shown on our certified balance sheet as of the end of the fiscal year preceding the proposed disposition;

•	any reclassification of our common stock, or any re-capitalization involving our common stock, consummated within five years after a Significant Shareholder becomes a Significant Shareholder, whereby the number of outstanding shares of common stock is reduced or any of those shares are converted into or exchanged for cash or other securities;

•	any dissolution; and

•	any agreement, contract or other arrangement providing for any of these transactions but notwithstanding anything not including any merger pursuant to the Delaware General Corporation Law, as amended from time to time, which does not require a vote of our stockholders for approval;

•	our stockholders may not adopt, amend or repeal our Amended and Restated Bylaws other than by the affirmative vote of 75% of the combined voting power of all of our outstanding voting securities entitled to vote generally in an election of directors, voting together as a single class;

•	any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by the written consent of the stockholders; and

•	special meetings of the stockholders may be called at any time by a majority of our directors and may not be called by any other person or persons or in any other manner.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways:

•	to underwriters, whether or not part of a syndicate, for public offering and sale by them;

•	directly to purchasers in negotiated sales or in competitively bid transactions;

•	through agents;

•	through dealers; or

•	through a combination of any of the above methods of sale.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any agent, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer and sale of the securities will be named, and any commissions payable by us to that agent will be provided, in an applicable prospectus supplement. We and our agents may sell the securities at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses. Unless otherwise described in an applicable prospectus supplement, the obligations of the underwriters to purchase offered securities will be subject to conditions, and the underwriters must purchase all of the offered securities if any are purchased.

If an underwriter or underwriters are used in the offer or sale of securities, we will execute an underwriting agreement with the underwriters at the time of sale of the securities to the underwriters, and the names of the underwriters and the principal terms of our agreements with the underwriters will be provided in an applicable prospectus supplement.

The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters;

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions; and

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

If indicated in an applicable prospectus supplement, we will authorize dealers acting as agents for us to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. The identity of any such agents, the terms of such delayed delivery contracts and the commissions payable by us to these agents will be set forth in an applicable prospectus supplement.

If indicated in an applicable prospectus supplement, we may sell shares of our common stock under a newly established direct stock purchase and dividend reinvestment plan. The terms of any such plan will be set forth in the applicable prospectus supplement.

Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to U.S. persons, other than qualifying financial institutions, during the restricted period, as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

Except for shares of our common stock or as otherwise described in an applicable prospectus supplement, all of the securities will be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom the securities are sold by us for public offering and sale may make a market in the securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by us will be passed upon for us by Jon D. Walton, Executive Vice President, Human Resources, Chief Legal and Compliance Officer, General Counsel and Corporate Secretary of Allegheny Technologies Incorporated, or by K&L Gates LLP, Pittsburgh, Pennsylvania. Mr. Walton is paid a salary by Allegheny Technologies Incorporated, is a participant in various employee benefit plans offered to its employees, and beneficially owns, or has rights to acquire, an aggregate of less than one percent of the shares of our common stock.

EXPERTS

The consolidated financial statements of Allegheny Technologies Incorporated (ATI) appearing in Allegheny Technologies Incorporated’s Annual Report (Form 10-K) for the year ended December 31, 2008 and ATI’s effectiveness of internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and ATI’s effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$350,000,000

Allegheny Technologies Incorporated

4.25% Convertible Senior Notes due 2014

PROSPECTUS SUPPLEMENT

May 27, 2009

Joint Book-Running Managers

J.P.Morgan	Citi

Joint Lead Manager

Merrill Lynch & Co.

Senior Co-Managers

PNC Capital Markets LLC	Credit Suisse	Goldman, Sachs & Co.
Mitsubishi UFJ Securities	Morgan Stanley	Wachovia Securities

Co-Managers

BNY Mellon Capital Markets, LLC	HSBC